UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

SOUTHERN CALIFORNIA EDISON

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2013 Annual Meeting
and
Joint Proxy Statement

Thursday, April 25, 2013
9:00 a.m., Pacific Time

INVITATION TO PARTICIPATE IN THE ANNUAL MEETING OF SHAREHOLDERS

March 15, 2013

Dear Fellow Shareholder:

We are pleased to invite you to attend the Edison International and Southern California Edison Company Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, April 25, 2013, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776. The attached Notice of Annual Meeting and Joint Proxy Statement will serve as your guide to the business to be conducted at the meeting.

Among other items, the Joint Proxy Statement includes information about the qualifications of our Director nominees and the compensation of our executive officers that is relevant to matters that will be presented at the Annual Meeting. During the meeting, we will also report to you on the Company and provide an opportunity for shareholders to engage in a dialogue with management.

We hope that you will participate in the Annual Meeting, either by attending and voting in person or voting by other available methods as promptly as possible. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present. You may vote your proxy via the Internet, by telephone, or by mail. Please follow the instructions on the Notice of Internet Availability of proxy materials that you received in the mail and/or your proxy card.

If you receive more than one copy of the Notice or more than one proxy card, it means your shares are held in more than one account. You should vote the shares in all of your accounts. Please note that to vote your shares by Internet or telephone, you will need the control number on your Notice or proxy card.

Your vote is very important to us and to our business. Please take the first opportunity to ensure that your shares are represented at the Annual Meeting. Voting promptly will save us the cost of additional solicitations.

Thank you very much for your continued interest in our business.

Sincerely,

Theodore F. Craver, Jr.	Ronald L. Litzinger
Chairman of the Board, President and Chief Executive Officer	President Southern California Edison Company
Edison International

Notice of 2013 Annual Meeting of Shareholders

Thursday, April 25, 2013

9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel

225 West Valley Blvd.

San Gabriel, California 91776

The Edison International (“EIX”) and Southern California Edison Company (“SCE”) Annual Meeting of Shareholders will be held on Thursday, April 25, 2013, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, for the purpose of considering the following matters:

For both EIX and SCE shareholders:

1.

Election of 11 Directors to the EIX Board and 12 Directors to the SCE Board. The names of the Director nominees are as follows:

Jagjeet S. Bindra	Bradford M. Freeman	Richard T. Schlosberg, III
Vanessa C.L. Chang	Ronald L. Litzinger*	Thomas C. Sutton
France A. Córdova	Luis G. Nogales	Peter J. Taylor
Theodore F. Craver, Jr.	Ronald L. Olson	Brett White
* Ronald L. Litzinger is a Director nominee for the SCE Board only.

2.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.

3.

Advisory Vote to Approve the Company’s Executive Compensation.

For EIX shareholders only:

4.

Shareholder Proposal Regarding an Independent Board Chairman.

The EIX and SCE Boards of Directors recommend that you vote “FOR” Items 1 through 3, and the EIX Board of Directors recommends that you vote “AGAINST” Item 4.

EIX and SCE shareholders may also vote on any other matters properly brought before the meeting. Only shareholders of record at the close of business on March 1, 2013 are entitled to receive notice of and to vote at the Annual Meeting. Directions to the Annual Meeting are on the last page of the Joint Proxy Statement, which can be viewed at www.edison.com/annualmeeting.

For the Boards of Directors,

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company
Dated: March 15, 2013

JOINT PROXY STATEMENT

Table of Contents

INTRODUCTION	1
QUESTIONS AND ANSWERS ABOUT VOTING	2
ITEM 1	ELECTION OF DIRECTORS	6
QUESTIONS AND ANSWERS ABOUT OUR CORPORATE GOVERNANCE	10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	15
BOARD COMMITTEES	15
DIRECTOR COMPENSATION	17
INFORMATION ON STOCK OWNERSHIP	20
ITEM 2	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES	22
AUDIT COMMITTEE REPORT	22
ITEM 3	ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION	23

COMPENSATION DISCUSSION AND ANALYSIS	24
I.	Executive Summary	25
II.	What We Pay and Why: Elements of Direct Compensation	28
III.	How We Make Compensation Decisions	33
IV.	Other Benefits	35
V.	Other Compensation Policies and Guidelines	36
COMPENSATION COMMITTEE REPORT	37
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	37
EXECUTIVE COMPENSATION	38
I.	Summary Compensation Tables	38
II.	Grants of Plan-Based Awards	42
III.	Outstanding Equity Awards at Fiscal Year-End	44
IV.	Option Exercises and Stock Vested	48
V.	Pension Benefits	49
VI.	Non-Qualified Deferred Compensation	52
VII.	Potential Payments Upon Termination or Change in Control	54
ITEM 4	SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN	59
OTHER INFORMATION	61

Joint Proxy Statement

INTRODUCTION

The EIX and SCE Boards of Directors are soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement of the meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting. The proxy materials are being mailed or made available to you via the Internet beginning on March 15, 2013.

The mailing address of the Company’s principal executive offices is 2244 Walnut Grove Avenue, Rosemead, California 91770.

In this Joint Proxy Statement:

•

Holding shares as a “registered” shareholder or “of record” means your shares are registered in your own name on the Company’s records. Shares held in the Dividend Reinvestment and Direct Stock Purchase Plan account are included.

•

Holding shares in “street name” means your shares are held in a brokerage account or through a trustee, custodian or other third party (referred to as a nominee), and you are considered the beneficial owner of those shares. Your name does not appear on the Company’s records as a shareholder.

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“401(k) Plan” means the employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold interests in EIX shares through the EIX Stock Fund.

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“401(k) Plan shareholders” means participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund.

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“Annual Meeting” means both the EIX and SCE annual meetings of shareholders, which are held jointly.

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“Board” means both the EIX and SCE Boards of Directors, unless otherwise indicated.

•

“Committee” means the applicable Board committee of both EIX and SCE, unless otherwise indicated.

•

“Company” means both EIX and SCE, unless otherwise indicated.

•

“EIX” means Edison International.

•

“EMG” means Edison Mission Group Inc., a wholly-owned subsidiary of EIX, and holding company of Edison Mission Energy (“EME”). EME is an independent power producer that has filed for bankruptcy and is deconsolidated from EIX’s financial results.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

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“Notice of Internet Availability” or “Notice” means the notice regarding the availability on the Internet of the Company’s proxy materials, which was mailed to most shareholders in lieu of printed copies of the proxy materials, as permitted under Securities and Exchange Commission rules.

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“Proxy card” means either a proxy card, which you may receive if you are a registered shareholder, or a voting instruction form, which you may receive if you hold shares in street name or are a 401(k) Plan shareholder.

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“SCE” means Southern California Edison Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 25, 2013: The Joint Proxy Statement and the Company’s 2012 Annual Report are available at www.edison.com/annualmeeting.

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QUESTIONS AND ANSWERS ABOUT VOTING

What is included in the proxy materials?

The proxy materials include:

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The Notice of Annual Meeting and Joint Proxy Statement;

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The Company’s 2012 Annual Report;

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The proxy card; and

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The Notice of Internet Availability.

Why did the Company mail a Notice of Internet Availability of proxy materials instead of a printed copy of the materials?

Making the proxy materials available to shareholders via the Internet saves us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment.

If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it. The Notice includes instructions on how to:

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Access and review the proxy materials;

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Submit your proxy via the Internet; and

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Request a printed copy of proxy materials by mail.

Why did some shareholders receive printed or email copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

Who can vote?

All owners of voting stock at the close of business on March 1, 2013 (the record date) are entitled to vote.

On each Item of EIX business, holders of EIX Common Stock are entitled to one vote per share. On each Item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and EIX, as the holder of SCE Common Stock, is entitled to one vote per share. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

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Who can attend the Annual Meeting?

All shareholders on the record date, or their duly appointed proxies, may attend the meeting. All shareholders will be required to pass through a security inspection area and check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and meeting room doors will open at 8:30 a.m., Pacific Time. For the privacy of other attendees and to avoid distraction, shareholders will not be permitted to use cameras or recording devices at the meeting.

If you are a registered shareholder or a 401(k) Plan shareholder, we will be able to verify your share ownership from the share register with proper identification. No admission pass is required. To be admitted as a proxy for a registered shareholder, you must provide a written authorization from the registered shareholder.

If your shares are held in street name, you will need to bring proper identification and a letter or an account statement from your broker or other nominee reflecting your stock ownership as of the record date. To be admitted as a proxy for a broker, you must provide a written authorization from the broker together with a letter or account statement reflecting the broker’s ownership as of the record date. If a nominee holds the shares, you must provide a written authorization from the nominee to the broker that is assignable, a written authorization from the broker, and a letter or account statement reflecting the nominee’s ownership as of the record date.

Individual shareholders may bring one guest to the Annual Meeting. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting.

How do I vote?

Your vote is important. You can save us the expense of additional solicitations by voting promptly. Please follow the instructions described below:

By Internet – Shareholders who received a Notice of Internet Availability may vote via the Internet by following the instructions on the Notice. Shareholders who received a proxy card by mail may vote via the Internet by following the instructions on the proxy card. When voting via the Internet, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card. Under California law, you may transmit a proxy via the Internet.

By Telephone – Registered or 401(k) Plan shareholders may vote by telephone by calling 1-800-560-1965 and following the recorded instructions. Most shareholders who hold their shares in street name may vote by phone by calling the number provided by their broker. When voting by telephone, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card.

By Mail – Shareholders who received a printed copy of these proxy materials may vote by mail by completing, signing, dating and returning their proxy card as indicated.

In Person – Registered shareholders may vote in person by attending the Annual Meeting and completing a ballot distributed at the meeting. Shareholders who hold their shares in street name may vote in person by attending the Annual Meeting only if they have requested and received a legal proxy from their broker or other nominee, and deliver the proxy to the inspector of election before or at the meeting. 401(k) Plan shareholders may not cast votes in person at the Annual Meeting.

What is the deadline to vote and how do I change my vote?

If you are a registered shareholder, the inspector of election will accept your proxy by telephone or via the Internet until 9:00 p.m., Pacific Time, on April 24, 2013, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. Registered shareholders may change their vote prior to the deadline by writing to the Corporate Secretary at the address above (so that it is received prior to the deadline), voting again by mail, telephone or the Internet, or voting in person at the Annual Meeting.

If you hold shares in street name, most brokers will accept your proxy by telephone or the Internet until 9:00 p.m., Pacific Time, on April 24, 2013, and by mail if it is received by your broker’s designated agent by 9:00 a.m., Pacific Time, on April 25, 2013. Contact your broker or other nominee before the Annual Meeting to determine the actual deadline and whether and how you can change your vote.

If you are a 401(k) Plan shareholder, your proxy must be received by 9:00 p.m., Pacific Time, on April 23, 2013 for the 401(k) Plan trustee to vote your shares. 401(k) Plan shareholders may change their vote at any time prior to this deadline by voting again. The last vote received within this timeframe will be the vote that is counted.

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What does it mean if I get more than one Notice of Internet Availability or proxy card?

It indicates that your shares are held in more than one account, such as two brokerage accounts, you hold both registered and street name shares, or you hold shares in both EIX and SCE. You should use the specific control numbers provided on each Notice of Internet Availability or proxy card and vote each Notice or proxy card to ensure that all of your shares are voted.

What shares are covered by the proxy card?

This depends on how you hold your shares, and whether you hold shares in EIX, SCE, or both EIX and SCE.

Registered and 401(k) Plan Shareholders – For EIX registered and 401(k) Plan shareholders, you will receive or have Internet access to a single proxy card that covers all shares of EIX Common Stock in your registered and 401(k) Plan accounts, including fractional shares held in the 401(k) Plan but excluding fractional shares held in the Dividend Reinvestment and Direct Stock Purchase Plan.

For SCE registered shareholders, you will receive or have Internet access to separate proxy cards for each series of preferred stock registered in your name.

If you hold registered shares in both EIX and SCE, you will receive or have Internet access to separate proxy cards for each Company.

Street Name Shareholders – If you hold shares of EIX and/or SCE in street name, you will receive or have Internet access to separate proxy cards from each broker or other nominee.

What happens if I submit my proxy card but do not indicate my voting preference?

The proxies and 401(k) Plan trustee will vote “FOR” election of all nominees for director (Item 1), “FOR” ratification of the appointment of the independent registered public accounting firm (Item 2), “FOR” approval of executive compensation (Item 3) and “AGAINST” the shareholder proposal regarding an independent Board Chairman (Item 4, EIX only).

What happens if I submit my proxy card but do not sign or date my card?

Those shares will be treated as unvoted shares on all matters and will not be considered as present and part of the quorum.

What happens if I do not vote?

If you are a registered shareholder, your shares will not be voted.

If you hold your shares in street name, most brokers or other nominees will only have authority to vote your shares on ratification of the appointment of the independent registered public accounting firm (Item 2). With respect to each of the other Items, most brokers or other nominees will not have authority to vote your shares, and the shares will instead be treated as “broker non-votes.”

If you are a 401(k) Plan shareholder, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

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How many votes do you need to hold the meeting?

A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee doesn’t vote or abstains on any or all matters.

As of the record date, EIX had 325,811,206 shares of EIX Common Stock outstanding, 325,798,716 of which are entitled to cast a total of 325,798,716 votes. Therefore, a quorum for EIX is 162,899,359 shares. SCE had 4,800,198 shares of Cumulative Preferred Stock outstanding and entitled to cast a total of 28,801,188 votes, and 434,888,104 shares of SCE Common Stock outstanding and entitled to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 463,689,292 votes. Therefore, a quorum for SCE is 231,844,647 shares.

What vote is required to adopt each Item at the meeting?

A director nominee will be elected, and a proposal will be approved, if the following two votes are obtained:

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The affirmative vote of at least a majority of the votes cast on the director or proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will not affect this vote; and

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The affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes are not treated as votes cast and therefore will have the effect of votes cast against the director or proposal for this vote.

Who will count the votes?

Wells Fargo Bank, N.A., will tabulate the votes and is expected to act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

How much will this proxy solicitation cost?

We have retained AST Phoenix Advisors to assist us with the solicitation of proxies and will pay an aggregate fee of $20,000 (EIX $18,000 and SCE $2,000) plus expenses. This fee does not include the costs of printing and mailing the proxy materials. Some of the directors, officers and other employees of the Company also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Whom may I call with any questions?

You may call Wells Fargo at 1-800-347-8625 or visit their Internet website at www.shareowneronline.com.

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ITEM 1    ELECTION OF DIRECTORS

Eleven directors are nominated for election to the EIX Board and 12 directors are nominated for election to the SCE Board, each to hold office until the next Annual Meeting. A current director, Charles B. Curtis, was not nominated for re-election under our Corporate Governance Guidelines because he reached the mandatory retirement age of 72. The director nominees of EIX and SCE are the same, except that Mr. Litzinger is a nominee for the SCE Board only.

A biography of each nominee describing his or her age, current Board committee service, business experience during the past five years, and other relevant business experience is presented below. The biography includes the specific experience, qualifications, attributes, and skills that led the Board to conclude that the nominee should serve as a director. While each nominee’s entire range of experience and skills is considered important, particular experience that contributes to the diversity and effectiveness of the Board is identified below. An overview of certain information considered by our Nominating/Corporate Governance Committee when nominating our non-management directors for re-election is presented in the table following the director biographies.

Director Nominees

Jagjeet S. Bindra Age 65 Director of EIX and SCE since 2010 Committees: Audit and Finance, Operations & Safety Oversight

Mr. Bindra served as president of Chevron Global Manufacturing, responsible for Chevron Corporation’s worldwide refining operations, from 2004 until his retirement in 2009. During his 32-year career at Chevron, Mr. Bindra also served as managing director and chief executive officer of Caltex Australia Limited, president of Chevron Pipeline Co., and senior vice president, pipelines, of Chevron Overseas Petroleum, Inc. He is a director of LyondellBasell Industries N.V. and Transocean Ltd. Mr. Bindra is a graduate of the Indian Institute of Technology in Kanpur, India, and holds a Master of Science degree in Chemical Engineering from the University of Washington and an MBA degree from Saint Mary’s College of California.

Mr. Bindra brings to the Board global experience in a capital intensive industry in the energy sector, which is particularly relevant to the Company’s capital investment program and infrastructure growth strategy. He has expertise in energy value chain and asset management. Mr. Bindra’s experience as a director of other public companies also brings value to the Board. He also brings strategic management and operations experience, and the perspective of a relatively new director, to Board deliberations.

Vanessa C.L. Chang Age 60 Director of EIX and SCE since 2007 Committees: Audit (Chair) and Compensation & Executive Personnel

Ms. Chang has been a director of EL & EL Investments, a private real estate investment business, since 1999. She previously served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service, senior vice president of Secured Capital Corporation, a real estate investment bank, and a partner of the accounting firm KPMG Peat Marwick LLP. Ms. Chang is a director of Transocean Ltd. and a director or trustee of six funds in the American Funds family, advised by Capital Research and Management Company. She is a graduate of the University of British Columbia and a Certified Public Accountant (inactive).

Ms. Chang brings to the Board experience in accounting and financial reporting and oversight matters. This experience is valuable in her role as the Company’s Audit Committee Chair and financial expert. Ms. Chang has spent most of her career in the Southern California area and brings knowledge of the community served by SCE. She also brings experience as a director of public, private, and nonprofit organizations, securities regulation and corporate governance knowledge, and independent guidance as an important contributor to Board deliberations.

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France A. Córdova Age 65 Director of EIX and SCE since 2004 Committees: Audit and Nominating/Corporate Governance

Dr. Córdova served as president of Purdue University from 2007 to July 2012 and continues to be on the faculty of Purdue in Physics and Astrophysics. Prior to that, she served as chancellor of the University of California, Riverside, vice chancellor for research and a professor of physics for the University of California, Santa Barbara, and NASA Chief Scientist. Dr. Córdova is a director of SAIC, Inc. and chair of the Board of Regents of the Smithsonian Institution. She is a director or trustee of the National Science Board, the Center for Advancement of Science in Space, and the Mayo Clinic. Dr. Córdova is a graduate of Stanford University and holds a Ph.D in Physics from the California Institute of Technology.

Dr. Córdova brings to the Board experience as a leader of large organizations and expertise in science and technology matters. Her expertise in technology is particularly valuable in connection with technology developments affecting the utility industry and renewable energy. She also brings the perspective and insight of a director of other public and private companies and governmental and civic organizations.

Theodore F. Craver, Jr. Age 61 Director of EIX since 2007 and SCE since 2008

Mr. Craver has been the Chairman of the Board, President, and Chief Executive Officer of EIX since 2008. He served as Chairman of the Board, President and Chief Executive Officer of EMG from 2005 to 2008, and, prior to that, Executive Vice President, Chief Financial Officer and Treasurer of EIX. Before joining the Company as Vice President and Treasurer in 1996, Mr. Craver served as executive vice president and corporate treasurer of First Interstate Bancorp and executive vice president and chief financial officer of First Interstate’s wholesale banking subsidiary. He is a director of Health Net, Inc. Mr. Craver is a graduate of the University of Southern California, where he also received his MBA degree.

Mr. Craver brings to the Board in-depth knowledge of the Company’s business, industry and strategy, experienced leadership and a finance background. He has had experience dealing with difficult challenges faced by the Company, including the California energy crisis. He is a leader in the electric utility industry, serving as a director of the Edison Electric Institute, an association of U.S. shareholder-owned electric companies, the Institute of Nuclear Power Operations, a non-profit organization dedicated to promoting the highest levels of safety and reliability in nuclear power plant operations, and the Electric Power Reserch Institute, which provides independent, public-benefit research and development relating to the generation, delivery and use of electicity.

Bradford M. Freeman Age 71 Director of EIX and SCE since 2002 Committees: Finance, Operations & Safety Oversight (Chair) and Compensation & Executive Personnel

Mr. Freeman has been a founding partner of Freeman Spogli & Co., a private investment company, since 1983. Prior to that he served as managing director of the investment banking firm Dean Witter Reynolds, Inc. Mr. Freeman is a director of CBRE Group, Inc. He is a graduate of Stanford University and holds an MBA degree from Harvard Business School.

Mr. Freeman brings to the Board knowledge and experience in the capital markets and securities business, which is particularly valuable in the Company’s capital intensive business and in the context of its capital investment and growth strategy. He also brings the perspective of managing an investment portfolio and an understanding of shareholder concerns. This experience is valuable in Mr. Freeman’s role as the Company’s Finance, Operations and Safety Oversight Committee Chair. As a result of his career in the Southern California area, he brings knowledge of the community served by SCE.

Ronald L. Litzinger Age 53 Director of SCE since 2011

Mr. Litzinger has been the President of SCE since 2011. He has held a wide range of executive positions at the EIX companies since joining SCE as an engineer in 1986. From 2008 to 2010, Mr. Litzinger served as President and Chief Executive Officer of EMG and EME, a subsidiary of EMG that filed for bankruptcy on December 17, 2012 and is deconsolidated from EIX’s financial results. He served as Senior Vice President of SCE responsible for transmission and distribution operations from 2005 to 2008, and, prior to that, Vice President of EIX responsible for strategic planning, Senior Vice President and Chief Technical Officer of EME, and Senior Vice President of EME’s worldwide operations. Mr. Litzinger is a graduate of the University of Washington with a chemical engineering degree and received a Master of Arts degree from the University of Redlands.

Mr. Litzinger brings to the SCE Board in-depth knowledge of the Company’s business, experienced leadership and an engineering background. He also brings senior executive, operations and strategic planning experience developed during his 26 years of service with the Company.

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Luis G. Nogales Age 69 Director of EIX and SCE since 1993 Committees: Audit and Compensation & Executive Personnel

Mr. Nogales has been managing partner of Nogales Investors, LLC, a private equity investment company, since 2001. Prior to that he served as president of Nogales Partners, a private equity investment company, president of Univision, a Spanish language television network, and chairman of the board and chief executive officer of United Press International, a communications company. Mr. Nogales is a director of Arbitron Inc. and KB Home. He is a graduate of San Diego State University and Stanford Law School.

Mr. Nogales brings to the Board business, management and chief executive leadership experience in media and marketing enterprises and the Spanish language market, which is particularly relevant in the communities served by SCE. He also brings the perspective and insight of a director of other public companies and a private equity investor who understands shareholder concerns. He brings broad knowledge of the Company’s business and corporate history developed through 20 years of service on the Board.

Ronald L. Olson Age 71 Director of EIX and SCE since 1995 Committee: Finance, Operations & Safety Oversight

Mr. Olson has been a partner of the law firm of Munger, Tolles & Olson LLP since 1970. He is a director of Berkshire Hathaway, Inc., City National Corporation and The Washington Post Company, and a director or trustee for three funds in the Western Asset Funds complex. Mr. Olson is a trustee of the RAND Corporation and the California Institute of Technology. He is a graduate of Drake University and University of Michigan Law School, and holds a Diploma in Law from Oxford University.

Mr. Olson brings to the Board legal experience in complex litigation, regulatory and transactional matters and corporate counseling for large corporations. He also has experience in a wide range of governance and public policy matters as a director of various public and private companies and non-profit organizations, and leadership in the community developed through his business and civic affiliations. His experience as a director of four other public companies brings value to the Board, and has not affected the time or attention he has devoted to our Board. He attended all Board and Finance, Operations and Safety Oversight Committee meetings in 2012. Mr. Olson brings considerable knowledge of the Company’s business and corporate history developed through 18 years of service on the Board.

Richard T. Schlosberg, III Age 68 Director of EIX and SCE since 2002 Committees: Compensation & Executive Personnel (Chair) and Finance, Operations & Safety Oversight

Mr. Schlosberg served as president and chief executive officer of The David and Lucile Packard Foundation, a private family foundation, from 1999 until his retirement in 2004. Prior to joining the foundation, he was publisher and chief executive officer of The Los Angeles Times, and executive vice president and director of The Times Mirror Company, a media communications company. He is a director of eBay Inc. and chairman of the board of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an MBA degree from Harvard Business School.

Mr. Schlosberg brings to the Board business, management and chief executive leadership experience in the communications industry, including in the local markets served by SCE. He also brings executive compensation expertise from his business experience and his experience as the Company’s Compensation and Executive Personnel Committee Chair. He has exercised additional independent leadership as the Company’s Lead Director, devoting significant time and attention to the Company. He brings the perspective and insight of a director of other public and private companies.

Thomas C. Sutton Age 70 Director of EIX and SCE since 1995 Committees: Nominating/Corporate Governance and Finance, Operations & Safety Oversight

Mr. Sutton served as chairman of the board and chief executive officer of Pacific Life Insurance Company from 1990 until his retirement in 2007. He is a director of Pacific Mutual Holding Company, Pacific LifeCorp and the Public Policy Institute of California. Mr. Sutton is a graduate of the University of Toronto.

Mr. Sutton brings to the Board business and chief executive leadership experience in an industry which, like the electric utility industry, is highly regulated. He also brings extensive knowledge of finance, accounting and compensation matters. He brings significant knowledge of the Company’s business and corporate history developed through 18 years of service on the Board.

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Peter J. Taylor Age 54 Director of EIX and SCE since 2011 Committees: Audit and Nominating/Corporate Governance

Mr. Taylor has been the executive vice president and chief financial officer of the University of California since 2009. Prior to that he served as managing director of public finance of Lehman Brothers and Barclays Capital from 2002 to 2009. Mr. Taylor is a director of the Kaiser Family Foundation and a member of the Board of Trustees of the J. Paul Getty Trust, serving as chair of the audit committee. Previously, he was chair of the UCLA African American Admissions Task Force and commissioner on the California Performance Review Commission. Mr. Taylor is a graduate of the University of California Los Angeles and holds a Master’s degree in public policy analysis from Claremont Graduate University.

Mr. Taylor brings to the Board finance and public policy experience, which is particularly relevant to the Company’s infrastructure development strategy. He also brings experience in risk management, accounting and financial reporting, and a fresh perspective to Board deliberations as our newest director.

Brett White Age 53 Director of EIX and SCE since 2007 Committees: Compensation & Executive Personnel and Nominating/Corporate Governance

Mr. White has been a managing partner at Blum Capital, a private equity firm, since January 2013. He served as chief executive officer of CBRE Group, Inc., a commercial real estate services firm, from 2005 to December 2012, president of CBRE Group from 2001 to 2010 and, prior to that, as chairman of the Americas of CB Richard Ellis Services, Inc. He is a director of Realogy Holdings Corporation and a trustee of the University of San Francisco. Mr. White is a graduate of the University of California, Santa Barbara.

Mr. White brings to the Board the experience, strategic perspective, critical judgment and analytical skills of a recent chief executive officer of a public company engaged in an industry particularly relevant to the Company’s infrastructure growth strategy. He also brings the perspective of a business customer headquartered and doing business in the local markets served by SCE developed from his years of service at CBRE Group.

Overview of Non-Management Director Nominees

Director	Industry Experience	Ethnicity/Gender	Independence	Other Public Company Boards	Projected Retirement Date
Jagjeet S. Bindra	Energy	Asian/Male	Yes	2	2020
Vanessa C.L. Chang	Accounting/Real Estate	Asian/Female	Yes	2	2025
France A. Córdova	Education/Science/Technology	Hispanic/Female	Yes	1	2020
Bradford M. Freeman	Securities/Investments	White/Male	Yes	1	2015
Luis G. Nogales	Media/Investments	Hispanic/Male	Yes	2	2016
Ronald L. Olson	Law	White/Male	No	4	2014
Richard T. Schlosberg, III	Communications/Publishing	White/Male	Yes	1	2017
Thomas C. Sutton	Insurance	White/Male	Yes	0	2015
Peter J. Taylor	Finance	African American/Male	Yes	0	2031
Brett White	Commercial Real Estate	White/Male	Yes	1	2032

The Board recommends that you vote “FOR” the EIX and SCE director nominees, as applicable.

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QUESTIONS AND ANSWERS ABOUT OUR CORPORATE GOVERNANCE

How are potential director nominees identified and selected by the Board to become nominees?

The Nominating/Corporate Governance Committee, comprised solely of independent directors under New York Stock Exchange LLC (“NYSE”) rules and our Corporate Governance Guidelines, is responsible for recommending director candidates to the Board.

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description, together with any supporting materials, of the following:

•

Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and

•

The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee also considers candidates recommended by our directors, senior management, and any director search firm retained by the Committee. In 2012, the Committee retained a search firm to support the process of identifying director candidates, coordinating the interview process and conducting reference checks. There are no differences in the manner in which the Committee evaluates a candidate based on the source of the recommendation.

If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, one or more Committee members and other directors as determined by the Committee, interview the candidate. The Committee conducts any further research on the candidate that it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a director. The Board considers the recommendation and determines whether to nominate the candidate for election.

What information does the Nominating/Corporate Governance Committee consider when recommending a director nominee?

For the Committee to recommend a director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

•

A reputation for integrity, honesty and adherence to high ethical standards;

•

Experience in a generally recognized position of leadership; and

•

The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s current need for additional members, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and specific skills and experience that are relevant to our business strategy.

In nominating candidates for re-election to the Board, the Committee also considers the nature and time invested in a director’s service on other boards, the director’s Board, Board committee and annual meeting attendance, and the vote received at the prior annual meeting.

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How does the Nominating/Corporate Governance Committee consider diversity in identifying director candidates?

Our Corporate Governance Guidelines state the Board’s policy that the value of diversity on the Board should be considered. The Committee considers ethnic and gender diversity, as well as diversity of skills, backgrounds and qualifications represented on the Board, in recommending nominees for election. In 2008 and 2011, the Committee retained a director search firm and instructed it to identify and coordinate interviews with candidates reflecting ethnic and gender diversity, resulting in the elections of Messrs. Bindra and Taylor to the Board.

The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which identifies ethnicity, gender and industry experience, prior to recommending nominees for election.

How does the Board determine which directors are considered independent?

Our Corporate Governance Guidelines require that the Board consist of at least a majority of independent directors. The Company uses the NYSE listing standards to determine independence.

Additionally, the Audit, Compensation and Executive Personnel, and Nominating/Corporate Governance Committees are required to be comprised solely of independent directors. The Audit and Compensation Committee charters contain additional independence requirements for committee membership.

No director will be considered independent if he or she would not qualify as independent under NYSE rules. Directors who qualify as independent are determined to be independent unless the director has a material relationship with the Company or its subsidiaries.

The Board has determined that the types of relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines are not material for purposes of determining directors’ independence. As a result, the Board does not consider these relationships in making director independence determinations.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent or not, is made in good faith by the directors. The director whose relationship is under consideration abstains from the vote regarding his or her independence.

Which directors has the Board determined are independent?

The Board has determined that directors Bindra, Chang, Córdova, Curtis, Freeman, Nogales, Schlosberg, Sutton, Taylor and White are each independent. The Board previously determined that Dr. Rosser, who retired from the Board on April 26, 2012, was independent.

The Board reviews the independence of our directors at least annually, and periodically as needed. In February 2013, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent.

Who is the Lead Director and what are the Lead Director’s duties and responsibilities?

The Lead Director is designated annually by the independent directors, must be independent, and is expected to devote a greater amount of time to Board service than the other directors. The current Lead Director is Richard T. Schlosberg, III, who has served in that role since April 2010.

The Lead Director’s duties and responsibilities are described in our Corporate Governance Guidelines and include all of the following:

•

In consultation with the non-employee directors, approve agendas and schedules for Board meetings, and approve the flow of information to the Board;

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•

Preside at all meetings at which the Chairman is not present, including executive sessions of the non-employee and the independent directors, and apprise the Chairman of the issues considered;

•

Be available to serve as a liaison between the Chairman and the independent directors;

•

Be available for consultation and direct communication with the Company’s shareholders and other interested parties;

•

Call meetings of the non-employee and the independent directors when necessary and appropriate; and

•

Perform other duties delegated by the non-employee directors.

The Lead Director’s term is one year, consistent with annual elections of directors; in practice, however, our Lead Directors have served for at least two years since 2008.

Why does the Board believe that its Board leadership structure is appropriate?

The EIX Board has determined that the combined role of Chairman and CEO, together with an independent Lead Director having the duties described above, is currently in the best interest of our shareholders because it provides the appropriate balance between effective leadership of the Company and independent oversight of management. We have the following corporate governance practices that provide for strong independent leadership on the Board and effective oversight of management and CEO performance:

•

A strong Lead Director role;

•

A Board with ten independent directors and no former employees of the Company;

•

Key Board committees comprised entirely of independent directors;

•

Regular meetings in executive session without the CEO present (six meetings in 2012);

•

Meetings in executive session with only the independent directors at least once per year (two meetings in 2012); Annual performance reviews of the CEO conducted by the Compensation Committee;

•

Input on CEO performance obtained by the Compensation Committee Chair and shared with the Compensation Committee and the Board in executive session; and

•

Performance feedback annually provided to the CEO by the Compensation Committee Chair.

The EIX Board also believes that having Mr. Craver serve in the combined role of EIX Chairman and CEO is in the best interests of our shareholders because:

•

He is most familiar with our business and industry, and most capable of identifying strategic priorities and leading the Board’s review of strategy;

•

His day-to-day presence at the Company and interaction with management make him most capable of identifying and prioritizing issues and risks for the Board’s attention;

•

The combined role conveys the Board’s confidence in his leadership to shareholders and other stakeholders; and

•

The combined role provides clear accountability for effective leadership and results.

The EIX Board continues to monitor trends in this area and could, under different circumstances, reach a different conclusion.

The SCE Bylaws provide that the President of SCE has the duties of the Chairman. The Lead Director of EIX also serves as Lead Director of SCE. Ten of 13 directors of SCE are independent and the key Board committees are composed entirely of independent directors. The SCE Board has determined that the current leadership structure is appropriate for SCE as a subsidiary of EIX.

What is the Board’s role in CEO succession planning?

The Board believes that CEO succession planning is one of its most important responsibilities. Our Corporate Governance Guidelines provide that the Board will annually review and evaluate succession planning and management development for the Company’s senior officers, including the CEO.

At least annually, the Board meets in executive session with the EIX CEO to discuss succession planning. The discussion includes CEO succession in the ordinary course, CEO succession in the event of an emergency, and succession for other key senior management positions. The frequency of the Board’s succession planning discussions depends in part on the period until the CEO’s expected retirement. For example, the Board discussed succession planning more frequently in the year prior to the announcement that Mr. Craver would succeed the prior EIX CEO upon his retirement.

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In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, taking into account the Company’s business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each individual.

Our Corporate Governance Guidelines provide that the Board will have opportunities to become acquainted with the senior officers of the Company and others who may have the potential to handle significant management positions. This is carried out through opportunities for officers to make presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose.

In addition to the succession planning process, the Compensation and Executive Personnel Committee annually reviews the performance of the CEO and other senior officers. The performance review process is discussed under “Role of Compensation Committee and Executive Officers” in Part III of the Compensation Discussion and Analysis below. The Committee reports on the results to the Board.

What is the Board’s role in risk oversight?

Our Corporate Governance Guidelines provide that one of the Board’s primary functions is to review the Company’s enterprise risk management process and monitor strategic and emerging risks. The Board annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, and compliance risks, and periodically monitors key risks through reports and discussions regarding key risk areas at Board meetings. The Board also focuses on specific strategic and emerging risks in periodic strategy reviews. The Board annually reviews corporate goals and approves capital budgets.

Board committees have responsibility for risk oversight in specific areas as follows:

The Audit Committee is responsible for oversight of (i) risk assessment and risk management policies, (ii) major financial risk exposures, and (iii) the steps management has taken to monitor and control these exposures. In carrying out these responsibilities, the Committee semi-annually reviews the Company’s risk management processes and key enterprise risks, reviews the EIX risk management committee charter, and receives regular reports on litigation, internal audits and compliance. The Committee also annually reviews and approves the internal audit plan.

The Compensation Committee assesses and monitors risks in the Company’s compensation program. The Committee’s risk assessment process and factors considered in assessing risk are discussed under “Risk Considerations” in Part III of the Compensation Discussion and Analysis below.

The Finance, Operations and Safety Oversight Committee monitors risk in the Company’s capital investment activities. The Committee regularly monitors the level of capital investment relative to approved capital budgets and must approve significant capital spending variances and projects that are not included in approved capital budgets.

The Nominating/Corporate Governance Committee advises the Board with respect to Board size and composition, Board committee composition and responsibilities, Lead Director selection and corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility.

The Board believes that its leadership structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, the Company has an independent Lead Director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

How many times did the Board meet in 2012?

The Board met ten times in 2012. Each director attended 75% or more of all Board and Board committee meetings he or she was eligible to attend. The Board held six executive sessions of the non-employee directors and two executive sessions of the independent directors.

Does the Company have a policy on attendance of Director nominees at Annual Meetings?

Director nominees are expected to attend Annual Meetings. All of the EIX and SCE directors attended the 2012 Annual Meeting.

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Are directors required to hold EIX Common Stock?

Yes. Within five years from the date of their initial election to the Board, directors are required to beneficially own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the amount of the annual Board retainer.

All directors comply with these stock ownership guidelines.

Does EIX have a policy on shareholder rights plans?

The EIX Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the EIX Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of EIX shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the EIX Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by EIX shareholders prior to such termination.

Is SCE subject to the same corporate governance stock exchange rules as EIX?

No. SCE is subject to the NYSE MKT LLC rules, which exempts SCE from designated corporate governance rules for Board and Board committee composition, including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules because (i) it is a “controlled company” with over 50% of the voting power held by its parent company, EIX, and (ii) it has listed only preferred stock on the exchange.

How may I communicate with the Board?

Shareholders and other interested parties may communicate with the Board or individual directors by following the procedures described on our website at www.edison.com/corpgov.

Where can I find the Company’s corporate governance documents?

The EIX Bylaws, Corporate Governance Guidelines, and Board committee charters, the Director Ethics and Compliance Code applicable to all directors of EIX and SCE, and the Employee Ethics and Compliance Code applicable to all EIX and SCE officers and employees, are posted on our website at www.edison.com/corpgov.

The SCE Bylaws, Corporate Governance Guidelines and Board committee charters are posted on our website at www.sce.com/corpgov.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company’s policy that the Nominating/Corporate Governance Committee review at least annually, and periodically as needed, any transaction in the prior calendar year or any proposed transaction between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is generally a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX or SCE, and their immediate family members. This policy is stated in writing in the Nominating/Corporate Governance Committee charter.

The Committee’s regular procedure is to obtain from management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held in advance of recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees, and executive officers, together with information obtained from our accounts payable and receivable records. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

Director Olson is a partner of the law firm of Munger, Tolles & Olson LLP, which provided legal services to the EIX companies in 2012. Such services are expected to continue in the future. The amount paid to Munger, Tolles & Olson LLP for legal services during 2012 was $4,335,045. Mr. Olson did not personally provide any legal services to the EIX companies in 2012.

The terms and conditions of the Company’s relationship with Munger, Tolles & Olson LLP are comparable to the terms and conditions of the Company’s relationships with other law firms.

BOARD COMMITTEES

The current membership and primary functions of our Audit, Compensation and Executive Personnel, Nominating/Corporate Governance, and Finance, Operations and Safety Oversight Committees are described below.

Director	Audit Committee	Compensation & Executive Personnel Committee	Nominating/ Corporate Governance Committee	Finance, Operations & Safety Oversight Committee
Jagjeet S. Bindra	X			X
Vanessa C.L. Chang	Chair Financial Expert	X
France A. Córdova	X		X
Charles B. Curtis			Chair	X
Bradford M. Freeman		X		Chair
Luis G. Nogales	X	X
Ronald L. Olson				X
Richard T. Schlosberg, III		Chair		X
Thomas C. Sutton			X	X
Peter J. Taylor	X		X
Brett White		X	X
Number of Meetings Held in 2012 (EIX/SCE)	5/5	4/4	4/4	4/4

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Audit Committee

The Audit Committee’s duties and powers, which are described in its charter, include the following:

•

Appoint the independent registered public accounting firm.

•

Assist the Board in its oversight of:

–

the integrity of financial statements;

–

finance, accounting, ethics and compliance and internal control systems;

–

compliance with legal and regulatory requirements;

–

the qualifications, independence and performance of the Company’s independent registered public accounting firm; and

–

the performance of the internal audit function.

•

Meet regularly with management, the independent registered public accounting firm, and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged.

•

Recommend to the Board the inclusion of the year-end audited financial statements in the Company’s Annual Report on Form 10-K.

•

Review with the independent registered public accounting firm the scope of audit and other engagements and the related fees, their independence, the adequacy of internal accounting controls, and the year-end audited financial statements.

•

Oversee the Company’s (i) risk assessment and risk management policies, (ii) major financial risk exposures and (iii) the steps management has taken to monitor and control these exposures.

The EIX Audit Committee also reviews at least semi-annually (i) any changes to the Company’s political contribution policies and (ii) a written report of political contributions and related political expenditures of the Company and its consolidated subsidiaries, political action committee and civic action committee. The EIX Committee approves all political contributions in excess of $1 million.

Compensation and Executive Personnel Committee

The Compensation and Executive Personnel Committee’s duties and powers, which are described in its charter, include the following:

•

Review the performance and set the compensation of designated elected officers, including the executive officers.

•

Review director compensation for consideration and action by the Board.

•

Approve the design of executive and director compensation programs, plans and arrangements.

•

Review and assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s duties and powers, which are described in its charter, include the following:

•

Periodically review Board size and composition and identify and recommend director candidates.

•

Make recommendations to the Board regarding Board committee, committee chair and Lead Director assignments.

•

Review related party transactions.

•

Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.

•

Advise the Board with respect to corporate governance matters.

•

Oversee the evaluation of the Board and Board committees.

•

Review the orientation program for new directors and continuing education activities for all directors.

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Finance, Operations and Safety Oversight Committee

The Finance, Operations and Safety Oversight Committee’s duties and powers, which are described in its charter, include the following:

•

Review and monitor capital spending compared to budget.

•

Approve significant capital spending variances and significant capital projects not included in the budget.

•

Monitor operational and service excellence performance metrics and significant developments relating to safety, reliability and affordability.

DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid during 2012 to our non-employee directors. The compensation paid to any director who is also an employee is presented in the EIX and SCE Summary Compensation Tables and the related explanatory tables.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jagjeet S. Bindra	101,500	105,022	—	—	—	10,000	216,522
Vanessa C.L. Chang	118,500	105,022	—	—	17,948	10,000	251,470
France A. Córdova	99,500	105,022	—	—	28,752	—	233,274
Charles B. Curtis	103,500	105,022	—	—	21,620	—	230,142
Bradford M. Freeman	107,500	105,022	—	—	42,020	10,000	264,542
Luis G. Nogales	101,500	105,022	—	—	37,515	8,000	252,037
Ronald L. Olson	91,500	105,022	—	—	71,822	—	268,344
James M. Rosser(7)	45,500	—	—	—	90,006	15,582	151,088
Richard T. Schlosberg, III	139,500	105,022	—	—	45,212	10,000	299,734
Thomas C. Sutton	101,500	105,022	—	—	37,915	10,000	254,437
Peter J. Taylor	89,500	105,022	—	—	—	1,000	195,522
Brett White	95,500	105,022	—	—	15,902	10,000	226,424

(1)

The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2012 Annual Report to Shareholders.

(2)

Each non-employee director, other than Dr. Rosser, was granted 2,406 shares or deferred stock units on April 26, 2012, and each share or unit had a value of $43.65 on the grant date.

(3)

We did not grant stock options to our non-employee directors in 2012. The number of outstanding stock options from grants in prior years held by each non-employee director as of December 31, 2012 was as follows: Messrs. Freeman, Olson, Schlosberg and Sutton 15,500 each, Dr. Córdova 13,500, Messrs. Curtis and Nogales 10,000 each, Ms. Chang and Mr. White 7,500 each, and Mr. Taylor 0. Dr. Rosser held 2,500 outstanding stock options as of April 26, 2012, the date he retired from the Board.

(4)

Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates and, for Messrs. Nogales and Olson, increases from January 1, 2012 to December 31, 2012 in the present value of benefits under the Retirement Plan for Directors of $22,939 and $14,266, respectively.

(5)

EIX has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Company’s employees and directors. EIX matches aggregate director contributions of up to $10,000 per calendar year to qualified schools. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which an eligible (publicly-traded) stock gift is given, such date will be based on the date stock ownership transfers to the qualified school.

(6)

Includes $5,582 for Dr. Rosser as the cost of post-retirement survivor benefits under the 1985 Director Deferred Compensation Plan described below.

(7)

Dr. Rosser retired from the Board on April 26, 2012.

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Annual Retainer and Meeting Fees

Compensation for non-employee directors during 2012 included an annual retainer, fees for attending meetings, and an annual equity award. Directors were offered the opportunity to receive all of their compensation on a deferred basis under the EIX Director Deferred Compensation Plan. The following table sets forth the current retainers and meeting fees:

Type of Fee	Dollar Amount
Annual Board Retainer:	$60,000
Additional Annual Board Retainer to:
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Other Committee Chairs	$10,000
Lead Director	$25,000
Each Board, Board committee, subcommittee, or other business meeting, including adjourned meetings:	$2,000

The annual Board retainer was increased from $55,000 to $60,000 effective July 1, 2012.

Directors receive only one meeting fee for each Board or Board committee meeting held jointly or consecutively, and for joint meetings of more than one committee. It is the usual practice that meetings of the EIX and SCE Board and Board committees are held jointly and a single meeting fee is paid for each joint meeting.

All directors are also reimbursed for out-of-pocket expenses incurred for serving as directors and are eligible to participate in the Director Matching Gift Program described above in footnote (5) to the “Director Compensation” table.

Annual Equity Awards

Upon re-election to the Board in April 2012, non-employee directors were granted an annual equity award of EIX Common Stock (or deferred stock units, as explained below) with an aggregate grant date value of $105,000. Non-employee directors who are re-elected to the Board in April 2013 will be granted an equity award (or deferred stock units) with an aggregate grant date value of $110,000. If a director is initially elected at or after the 2013 Annual Meeting, he or she will be granted an award of EIX deferred stock units with an aggregate grant date value of $110,000 on the date of election.

The number of shares or units granted is determined by dividing the value of the equity award ($105,000 or $110,000, as described above) by the closing price of EIX Common Stock on the date of election or re-election and rounding up to the next whole share.

Directors have the opportunity to elect in advance to receive their re-election award entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a contractual right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold and accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock, that are converted to additional deferred stock units.

Each director’s equity award in 2012 was granted under the EIX 2007 Performance Incentive Plan. Directors serving on both Company Boards receive only one award per year.

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EIX Director Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the EIX Director Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned on or after January 1, 2005.

Eligibility and Deferrals

Non-employee directors are eligible to defer up to 100% of their annual retainers and meeting fees. Any portion of a director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred. Amounts deferred (other than deferred stock units) accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending November 1 of the prior year.

Payment of Grandfathered Plan Benefits

Amounts deferred under the grandfathered plan document (other than deferred stock units) may be deferred until a specified date, retirement, death or discontinuance of service as a director. At the director’s election, any such compensation that is deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Any such deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a director. Directors may elect at the time of deferral to receive payment on a fixed date in accordance with procedures established. Deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Deferred stock units may be deferred until retirement, death or discontinuance of service as a director. The deferred stock units will be distributed in EIX Common Stock in a lump sum upon the director’s retirement, unless a request to receive distribution in the form of annual installments over 5, 10, or 15 years was previously approved. Discontinuance of service as a director prior to retirement will result in a lump sum payout of deferred stock units in EIX Common Stock. Upon the director’s death, any remaining deferred stock unit balance will be paid to the director’s beneficiary in a lump sum in EIX Common Stock. Deferred stock units may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Payment of 2008 Plan Benefits

Any amounts deferred under the 2008 plan document (including deferred stock units) may be deferred until a specified date no later than the date the director turns age 75, retirement, death, disability or other separation from service. Directors have sub-accounts for each annual deferral for which the following forms of payment may be elected:

•

Single lump-sum;

•

Two to fifteen annual installments;

•

Monthly installments for 60 to 180 months; or

•

Any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event. However, payments may not begin later than the director’s 75th birthday unless the director is still on the Board. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

If a director who was eligible to participate in the plan on or before December 31, 2008 dies within ten years of his or her initial eligibility to participate in the plan, the amount of the director’s remaining deferred compensation account balance that will be paid to his or her beneficiary will be doubled. However, deferred stock units and any amounts attributable to dividend equivalents previously associated with stock options will not be doubled. All amounts payable are treated as obligations of EIX.

1985 Director Deferred Compensation Plan

Dr. Rosser participated in the 1985 Director Deferred Compensation Plan, under which he deferred retainers and fees during the period 1985 to 1990. The payment of his deferrals and accrued interest commenced after his retirement. The plan also provides for survivor benefits to a surviving spouse or other beneficiary consisting of an annuity or five years of installment payments generally equal to half the regular account payment amount.

Retirement Plan for Directors

Directors Nogales and Olson participate in the Retirement Plan for Directors. No new director after 1997 may participate in the plan. Each participating director is generally entitled to quarterly payments, commencing following the director’s retirement, resignation or death, based on the amount of the annual retainer and regular Board meeting fees in effect at the time of such termination of service unless another payment schedule was elected under Section 409A of the Internal Revenue Code. The annual benefit for directors Nogales and Olson will be payable in quarterly installments for a number of years equal to the years of their service as a director prior to 1998. Years of service for benefit determination purposes were frozen at the end of 1997. However, the present value of these frozen benefits can change over time. Dr. Rosser was also a participant in this plan and has commenced receiving his benefit payments.

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INFORMATION ON STOCK OWNERSHIP

Directors and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of March 5, 2013, except as otherwise indicated, by each of our directors, each individual named in the EIX and SCE Summary Compensation Tables, and our directors and executive officers as a group. None of the persons included in the table beneficially owns any other equity securities of the Company or its subsidiaries. The table includes shares that the individual has a right to acquire through May 4, 2013.

Name of Beneficial Owner	Deferred Stock Units	Restricted Stock Units	Stock Options	Common Stock Shares(1)	Total Shares Beneficially Owned(2)	Percent of Class(3)
Jagjeet S. Bindra	3,209	—	—	4,941	8,150	*
Vanessa C.L. Chang	16,517	—	7,500	113	24,130	*
France A. Córdova	24,104	—	13,500	—	37,604	*
Theodore F. Craver, Jr.	—	—	1,977,109	185,814	2,162,923	*
Charles B. Curtis	18,980	—	10,000	920	29,900	*
Bradford M. Freeman	28,073	—	15,500	52,000	95,573	*
Ronald L. Litzinger	—	—	402,700	45,119	447,819	*
Luis G. Nogales	27,767	—	10,000	—	37,767	*
Ronald L. Olson	27,767	—	15,500	31,358	74,625	*
Richard T. Schlosberg, III	28,073	—	15,500	5,000	48,573	*
Thomas C. Sutton	6,265	—	15,500	60,060	81,825	*
Peter J. Taylor	5,155	—	—	—	5,155	*
Brett White	16,504	—	7,500	—	24,004	*
W. James Scilacci	—	—	409,686	47,518	457,204	*
Robert L. Adler	—	—	372,501	27,252	399,753	*
Bertrand A. Valdman	—	—	49,169	—	49,169	*
Pedro J. Pizarro(4)	—	—	199,802	20,320	220,122	*
Linda G. Sullivan	—	—	88,954	8,157	97,111	*
Stephen E. Pickett	—	—	27,614	36,293	63,907	*
Peter T. Dietrich	—	—	55,629	1,597	57,226	*
Russell C. Swartz	—	—	116,857	16,565	133,422	*
Lynda Ziegler(4)	—	—	134,538	16,019	150,557	*
EIX Directors and Executive Officers as a Group (19 individuals)	202,414	—	3,507,760	508,089	4,218,263	1.29%
SCE Directors and Executive Officers as a Group (19 individuals)	202,414	—	2,905,373	477,342	3,585,129	1.10%

(1)

Except as follows, each individual has sole voting and investment power:

Shared voting and sole investment power: Mr. Olson 10,000; Mr. Scilacci 33,707; Mr. Adler 3,829; Mr. Pizarro 9,990; Ms. Sullivan 2,062; Mr. Pickett 36,293; Ms. Ziegler 8,857; all EIX directors and executive officers as a group 58,816; and all SCE directors and executive officers as a group 65,979.

Shared voting and shared investment power: Ms. Chang 113; Mr. Craver 185,814; Mr. Curtis 920; Mr. Litzinger 45,119; Mr. Olson 21,358 (includes 15,000 shares held in a foundation not deemed beneficially owned under Section 16 of the Exchange Act); Mr. Sutton 41,175; Mr. Scilacci 634; Ms. Sullivan 2,090; Ms. Ziegler 7,128; all EIX directors and executive officers as a group 296,219; and all SCE directors and executive officers as a group 297,675.

(2)

Includes shares listed in the four columns to the left.

(3)

Each individual owns less than 1% of the outstanding shares of EIX Common Stock.

(4)

Beneficial ownership for Mr. Pizarro and Ms. Ziegler is listed as of December 31, 2012.

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Certain Shareholders

The following are the only shareholders known to beneficially own more than 5% of any class of EIX or SCE voting securities as of December 31, 2012, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
EIX Common Stock	State Street Corporation One Lincoln Street Boston, Massachusetts 02111	31,523,081(1)	9.70%
EIX Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	22,525,128 (2)	6.91%
EIX Common Stock	Black Rock Inc. 40 East 52nd Street New York, NY 10022	21,062,346(3)	6.47%
SCE Common Stock	Edison International 2244 Walnut Grove Avenue Rosemead, California 91770	434,888,104(4)	100%

(1)

This information is based on a Schedule 13G filed with the SEC on February 12, 2013. Acting in various fiduciary capacities, State Street reports that it has shared voting and investment power over all shares. This includes 15,138,670 shares, or 4.6% of the class, held by State Street as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

(2)

This information is based on a Schedule 13G filed with the SEC on February 14, 2012. FMR LLC reports that it has sole voting power over 2,174,433 shares, or 0.67% of the class, and sole investment power over all shares.

(3)

This information is based on a Schedule 13G filed with the SEC on February 6, 2013. BlackRock Inc. reports that it has sole voting and investment power over all shares.

(4)

EIX became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. EIX continues to have sole voting and investment power over these shares.

ITEM 2    RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for calendar year 2013. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s independent registered public accounting firm continuously since 2002. The Audit Committee discusses and approves annual audit fees in executive session without PwC present, and periodically considers whether there should be a rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is involved in the selection of PwC’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either EIX or SCE do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Board recommends that you vote “FOR” Item 2.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to EIX (consolidated total including EIX and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2012 and December 31, 2011, by PwC:

Type of Fee	EIX and Subsidiaries(1) ($000)		SCE ($000)
	2012	2011	2012	2011
Audit Fees	$9,940	$11,841	$6,188	$6,652
Audit-Related Fees(2)	159	560	140	150
Tax Fees(3)	1,802	3,680	1,696	2,965
All Other Fees(4)	65	341	65	338
TOTAL	$11,966	$16,422	$8,089	$10,105

(1)

Includes $2,791,000 billed to EME, which was deconsolidated from EIX’s financial results as of December 17, 2012.

(2)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

(3)

These aggregate fee amounts are composed of tax compliance fees and other tax fees. Those fees were to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.

(4)

These fees are related to an annual subscription to an Internet accounting research service and other miscellaneous services.

The Audit Committee is required to review with management and pre-approve all audit services to be performed by the independent registered public accounting firm and all non-audit services that require pre-approval under the Exchange Act. The Committee’s pre-approval responsibilities may be delegated to one or more Committee members, provided that such delegates present any pre-approval decisions to the Committee at its next meeting. The Committee has delegated such pre-approval responsibilities to the Committee Chair. The independent registered public accounting firm must assure that all audit and non-audit services provided to the Company have been approved by the Audit Committee.

During the fiscal year ended December 31, 2012, all services performed by PwC were pre-approved by the Audit Committee, irrespective of whether the services required pre-approval under the Exchange Act.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and, therefore, have relied on certain representations from management and the independent registered public accounting firm about carrying out its responsibilities.

In connection with the December 31, 2012 financial statements, the Audit Committee:

•

Reviewed and discussed the audited financial statements with the Company’s management;

•

Discussed with PwC, the Company’s independent registered public accounting firm, the matters required by the Statement on Auditing Standards No.61 (AU Section 380), Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC its independence from the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2012 Annual Report on Form 10-K to be filed with the SEC.

Vanessa C.L. Chang, Chair

Jagjeet S. Bindra

France A. Córdova

Luis G. Nogales

Peter J. Taylor

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ITEM 3    ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

The advisory vote to approve the Company’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse our executive compensation. This advisory vote is required by SEC rules to be provided at least once every three years. However, in 2011, our shareholders voted to hold the advisory vote every year, and the Board determined that it would be held annually. In 2012, the advisory vote to approve EIX’s executive compensation received support from approximately 94% of the votes cast.

Our executive compensation is described under “Compensation Discussion and Analysis” below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation and Executive Personnel Committee. The Board believes our competitive compensation structure aligns executive compensation with shareholder value and serves shareholders well.

EIX and SCE request shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Joint Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation and Executive Personnel Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions as it deems appropriate. See “Shareholder Communication and Compensation Program for 2013” in Part I of the Compensation Discussion and Analysis below.

It is expected that the next such vote will occur at the 2014 Annual Meeting.

The Board recommends that you vote “FOR” Item 3.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers (“NEOs”) for 2012, and how we use our compensation program to drive performance. We also discuss the role and responsibilities of our Compensation and Executive Personnel Committee (the “Committee”) in determining executive compensation. The CD&A is organized to address the following:

I.

Executive summary of our compensation program

II.

What we pay and why: elements of our direct compensation

III.

How we make compensation decisions

IV.

Other benefits in our compensation program

V.

Other compensation policies and guidelines

The CD&A contains information that is relevant to your decision regarding the advisory vote to approve our executive compensation (Item 3 on your proxy card). When voting on Item 3, EIX shareholders will vote on EIX executive compensation, while SCE shareholders will vote on SCE executive compensation.

EIX and SCE NEOs for 2012

EIX NEOs	Title
Theodore F. Craver, Jr.	Chairman of the Board, President and CEO
W. James Scilacci	Executive Vice President, CFO and Treasurer
Robert L. Adler	Executive Vice President and General Counsel
Bertrand A. Valdman	Senior Vice President
Ronald L. Litzinger	SCE President
Pedro J. Pizarro(1)	EME President (EIX executive officer through 12/13/2012)

(1)

As explained under “Our Business and Strategy” in Part I below, EME has filed for bankruptcy and is deconsolidated from EIX’s financial results. Mr. Pizarro is President of EME. He ceased to be an executive officer of EIX on December 13, 2012, but is included as an EIX NEO for 2012 in accordance with applicable SEC rules. His compensation is discussed and analyzed separately in “Compensation Arrangements with Mr. Pizarro” in Part II below.

SCE NEOs	Title
Ronald L. Litzinger	President
Linda G. Sullivan	Senior Vice President and CFO
Stephen E. Pickett	Executive Vice President
Peter T. Dietrich	Senior Vice President and Chief Nuclear Officer
Russell C. Swartz	Senior Vice President and General Counsel
Lynda L. Ziegler	Former Executive Vice President (SCE executive officer through 9/30/2012)

In this CD&A, the term “CEO” means the Chief Executive Officer of EIX.

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I. Executive Summary

To facilitate review and understanding of our executive compensation program, certain key information is highlighted in this Executive Summary.

Our Business and Strategy

EIX conducts operations through its subsidiaries. Its core business is its subsidiary SCE, a rate-regulated electric utility that supplies electric energy to an approximately 50,000 square-mile area of southern California. Our strategy is to provide customers safe, reliable and affordable electricity as a foundation for long-term sustainable growth and shareholder value. SCE’s investment focus is on transmission and distribution infrastructure. EIX continues to see merit in the ownership and operation of competitive businesses in the electric sector, and is exploring business ventures in a number of areas related to the provision of electric power and infrastructure. Prior to December 17, 2012, EIX had a competitive power generation segment, the majority of which consisted of its indirectly, wholly-owned subsidiary, EME. On December 17, 2012, EME and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. As of December 17, 2012, EME is deconsolidated from EIX’s financial results and accounted for as discontinued operations.

2012 Financial Highlights

Significant results for EIX in 2012 include:

•

Our stock price increased 9.2%, outperforming the Philadelphia Utility Index, which decreased 4.7%, and underperforming the S&P 500 Index, which increased 13.4%;

•

Our total shareholder return (“TSR”)(1) was 12.4%, which was at the 80th percentile of the Philadelphia Utility Index; and

•

Our consolidated core earnings(2) of $1.28 billion exceeded our goal of $1.17 billion.

EIX’s consolidated core earnings exceeding our goal was a key factor in above-target 2012 annual incentive awards for EIX. The determination of annual incentive awards is described under “Annual Incentives” in Part II below.

2012 NEO Pay

The following table shows the total direct compensation for 2012 compared to 2011 for the executives who were EIX NEOs both years. Total direct compensation consists of base salary, annual incentive awards and long-term incentive awards (columns (c), (e), (f) and (g) of the EIX Summary Compensation Table), but excludes other elements of pay reported in the Summary Compensation Table below.

EIX NEO	2012 TDC ($)	2011 TDC ($)
Theodore F. Craver, Jr.	8,581,493	7,662,639
W. James Scilacci	2,284,230	2,139,001
Robert L. Adler	2,358,538	2,130,760
Ronald L. Litzinger	2,279,406	2,095,568

Higher annual incentive awards were the biggest factor in the increases in total direct compensation shown above. The increase for Mr. Craver was also attributable to increases in his base salary, target annual incentive as a percentage of base salary, and long-term incentive awards as a percentage of base salary. For Messrs. Scilacci, Adler, and Litzinger, the increases were also attributable to increases in their base salaries.

For a discussion of the reasons for changes in compensation from 2011 to 2012, see “What We Pay and Why: Elements of Direct Compensation” in Part II below.

The total direct compensation for all EIX and SCE NEOs is shown in the Summary Compensation Tables and discussed under “What We Pay and Why: Elements of Direct Compensation” in Part II below.

(1)

TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period, and assumes all dividends during the period are reinvested on the ex-dividend date. A different methodology is used to calculate TSR for performance shares (see “Long-Term Incentives” below)

(2)

Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as: exit activities, including lease terminations, sale of certain assets, early debt extinguishment costs and other activities that are no longer continuing; asset impairments and certain tax, regulatory or legal settlements or proceedings. In 2012, core earnings excluded an after-tax earnings charge during the fourth quarter of 2012 related to the bankruptcy and deconsolidation of EME, and certain other non-core items. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – Highlights of Operating Results” included as part of the Company’s 2012 Annual Report to Shareholders.

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Executive Compensation Practices

The table below highlights our current compensation practices for NEOs, including practices that we believe drive performance and those we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do	What We Don’t Do
We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests.	We do not have any employment contracts.
We target the market median (50th percentile) for all elements of direct compensation.	We do not provide perquisites.
We use a peer group based on a recognized market index.	We do not provide excise tax gross-ups on change in control payments.
We balance multiple metrics for short- and long-term incentives.	We do not have individually negotiated change in control agreements.
We have double-trigger change in control provisions for acceleration of equity award vesting.	We do not provide personal use of any corporate aircraft.
We have stock ownership guidelines.	We do not re-price underwater stock options.
We seek shareholder feedback on our executive compensation.	We do not permit pledging of Company securities by EIX executive officers.
Our Compensation Committee’s compensation consultant is independent and does not provide any other services to the Company.	We do not permit hedging of Company securities.

How Our CEO Pay Aligns With Performance

The link between pay and performance is highlighted by trends in our CEO’s compensation. The following chart shows the alignment of our CEO’s total direct compensation over the past four years with our indexed TSR, which represents the value of an initial investment of $100 in EIX common stock at the beginning of the four-year period, and assumes that dividends are reinvested.

The data used in the chart reflects grant date fair value of stock and option awards. It does not reflect the realized value of equity awards. For example, it does not reflect the actual payout of performance shares, which was $0 for the performance periods ending in 2009, 2010, and 2012, and 63% of target for the performance period ending in 2011, as discussed below under “How Our Long Term Incentives are Tied to Shareholder Value.”

How Our CEO Pay Compares to Peer Group Median

We used the companies in the Philadelphia Utility Index as our peer group for benchmarking performance and comparing CEO compensation for 2012. The following chart shows Mr. Craver’s total direct compensation for the last four years as reported in the EIX Summary Compensation Table, relative to the peer group median. (The chart uses the 2011 peer group median as the peer group median for 2012 since proxy data showing 2012 compensation was generally unavailable for our peer group in time for inclusion in this Joint Proxy Statement.) Mr. Craver’s total direct compensation was below the peer group median for 2009 and 2010. In 2011 and 2012, Mr. Craver’s total direct compensation was above the peer group median, largely because the peer group median decreased by approximately 13.5% from 2010 to 2011. The decrease in the peer group median was largely driven by chief executive officer turnover. Six of the 19 peers elected a new chief executive officer in late 2010 or 2011, and the new chief executive officer’s 2011 total direct compensation was in most cases lower than his or her predecessor’s 2010 total direct compensation. Another significant factor was that Mr. Craver’s annual incentive awards for 2011 and 2012 were above target, largely due to strong financial performance, as discussed in the Company’s 2012 Joint Proxy Statement and under “Annual Incentives” below in this CD&A.

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How Our Short-Term Incentive Plan is Tied to Shareholder Value

Our annual incentive program is designed to enhance long-term shareholder value by encouraging our NEOs to focus on the financial, strategic and operational objectives that support our business strategy discussed above under “Our Business and Strategy.” Approximately half of the value of annual incentive payouts for 2012 was dependent on financial performance. The strategic and operational goals are focused on factors identified as key to the success of our overall business strategy. By focusing on performance and achievement of our overall business strategy, our short-term incentive plan is designed to enhance shareholder value.

How Our Long-Term Incentive Plan is Tied to Shareholder Value

We tie our NEOs’ long-term interests to those of shareholders by making equity a substantial portion of our executive compensation. A decline in stock price results in a decrease in value of the equity compensation. This link is demonstrated in part by the recent payout history of our performance shares. Performance share grants are designed to provide for 17% of CEO total target direct compensation and a smaller, but significant percentage of other NEO total target direct compensation. However, relative TSR as compared to our peer group for the 2010-2012, 2008-2010, 2007-2009, and 2006-2008 performance periods was below the threshold required for payout of the performance shares, resulting in no payouts.

The following chart shows the target value of performance share awards granted between 2006 and 2010 compared to the value realized upon vesting of those awards following the related three-year performance period based on our relative TSR percentile ranking in our peer group, as calculated in the manner described below for performance shares. The value realized upon vesting of the 2009 performance share awards reflects the TSR ranking and the change in the stock price between the grant date and the vesting date.

Likewise, NEOs realize value in the stock option portion of their long-term award only if the EIX stock price appreciates after the grant date. NEOs realize an increase or decrease in value compared to the target value of the restricted stock unit portion of their long-term award commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

Shareholder Communication and Compensation Program for 2013

In 2012, the advisory vote to approve EIX’s executive compensation received support from approximately 94% of the votes cast. The Committee reviewed the results of our shareholder vote, including feedback from major shareholders. Taking the vote results and shareholder feedback into account, and considering trends in executive compensation and the best interests of shareholders, the Committee approved maintaining our executive compensation program without any significant changes for 2013.

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II. What We Pay and Why: Elements of Direct Compensation

Our executive compensation program seeks to achieve three fundamental objectives:

•

Attract and retain qualified executives;

•

Focus executives’ attention on specific financial, strategic and operating objectives of the Company that will increase shareholder value; and

•

Align executive pay directly with shareholder return through long-term incentives.

This section of the CD&A discusses the elements of direct compensation offered under our program, which include base salaries, annual cash incentives, and long-term equity-based incentives, and how each of these elements contributes to the objectives of our program.

We target the market median for all elements of direct compensation. The Committee’s determination of market compensation is discussed in “Use of Competitive Data” in Part III below.

The reasons for the Committee’s decision to target the median level include:

•

The policy of the applicable regulatory authorities that SCE should provide market level compensation, and the desire for internal compensation equity between EIX and SCE;

•

Above-median compensation generally has not been necessary, except occasionally for recruitment and retention purposes; and

•

Below-median compensation would create retention and recruitment difficulties.

A significant portion of our total direct compensation is tied to company performance. The following charts show that incentive compensation comprised approximately 85% of our CEO’s 2012 target total direct compensation and approximately 65% on average of our other NEOs’ 2012 target total direct compensation. Most of the target incentive compensation was in the form of long-term incentives.

This pay mix provides an opportunity for NEO compensation to reflect the upside and downside potential of company performance and helps to focus their attention on our financial, strategic and operating objectives.

Base Salary

We pay our NEOs a fixed base salary to attract talented executives. For 2012, each NEO’s base salary was evaluated according to his or her position and performance. For each position, a base salary range was determined, consisting of a minimum, median and maximum. The Committee targets the market median level of base salaries for comparable positions. None of our NEOs has a contractual right to receive a fixed base salary.

The salary increases between 2011 and 2012 shown in the Summary Compensation Tables for Messrs. Craver, Scilacci, Litzinger, and Dietrich were made to bring their salaries closer to the market median. The Committee increased Mr. Adler’s salary above the market median after making a subjective determination that the increase was appropriate in light of his overall responsibilities and contributions.

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Annual Incentives

Executive Incentive Compensation Plan

NEOs are eligible for annual incentive awards under the EIX Executive Incentive Compensation Plan for achieving specific financial, strategic and operational goals pre-established at the beginning of each year. The target value is stated as a percentage of base salary and is based on the market median of target annual incentive awards for comparable positions. The minimum award is $0. The maximum award is 200% of target, which the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), has advised is the most prevalent practice among the peer group companies.

The Committee determines annual incentive awards based on corporate and individual performance. The corporate performance factor is based on performance relative to the pre-established goals. For each goal category, the Committee assigned a target score equal to the relative weight given that goal category and a potential score range. In February 2013, the Committee determined the score achieved for each goal category, depending on the extent to which the goals were unmet, met or exceeded.

Separate goals were established for EIX and SCE. Annual incentive awards for the EIX NEOs (other than Mr. Litzinger) were based on EIX performance. Annual incentive awards for the SCE NEOs, including Mr. Litzinger, were based on SCE performance.

EIX Performance

Performance on the 2012 financial goal for EIX, measured primarily by consolidated core earnings and weighted 60% at target, is shown below. In February 2012, the Committee set the threshold level of consolidated core earnings, below which no incentive would be paid, at $528 million, and set target and maximum scores at $757 million and $923 million in consolidated core earnings, respectively.

These original threshold, target, and maximum levels were set under the assumption that losses at EME would be included in consolidated core earnings. However, EME has been deconsolidated from EIX’s financial results and is accounted for as discontinued operations. As a result, EME is classified as non-core for purposes of EIX’s 2012 consolidated core earnings. In February 2013, the Committee adjusted the 2012 threshold, target, and maximum levels of consolidated core earnings to exclude EME’s results. The adjusted threshold, target, and maximum levels are $939 million, $1,168 million, and $1,334 million, respectively.

EME’s 2012 losses through the date of deconsolidation were lower (i.e., better) than the budgeted target, so the adjustment of the threshold, target, and maximum levels to exclude EME’s losses resulted in a lower financial performance score than if EME’s losses had been included and the original threshold, target, and maximum levels had been applied. For purposes of scoring financial performance, the Committee also reduced the actual consolidated core earnings from $1,278 million to $1,245 million by excluding certain deferred tax adjustments.

Financial Performance	Target (million)	Actual (million)	Target Score	Potential Score	Actual Score
Consolidated Core Earnings	$1,168	$1,245	60	0-120	89

Performance on the 2012 strategic and operational goals for EIX, weighted a total of 40% at target, is shown below.

Goal Category	Target Score	Potential Score	Actual Score
Strategic Initiatives	30	0-60	40
People and Culture	10	0-20	15

Key factors contributing to above-target scores were:

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Strategic Initiatives: Achieved an outcome from SCE’s 2012 General Rate Case that was in line with strategic goals. Achieved significant cost savings for SCE customers through initiatives to further the strategy of providing electricity at affordable rates. Entered into an agreement with EME and a majority of its senior unsecured noteholders (subject to bankruptcy court approval) in furtherance of strategy to resolve uncertainties and reduce business risks.

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People and Culture: Exceeded goals for addressing results of work environment reviews.

SCE Performance

Performance on the 2012 financial goal for SCE, measured primarily by core earnings and weighted 40%, is shown below. The threshold level was $1,087 million. The maximum score was the same as target. For SCE, above-target financial performance does not increase the score. The score is capped in order to mitigate a potential perception that SCE executives may be motivated to achieve short-term earnings over the interests of other regulated utility stakeholders. For purposes of scoring financial performance, the Committee reduced the actual core earnings from $1,338 million to $1,305 million by excluding certain deferred tax adjustments.

Financial Performance	Target (million)	Actual (million)	Target Score	Potential Score	Actual Score
Core Earnings	$1,202	$1,305	40	0-40	40

Performance on the 2012 strategic and operational goals for SCE, weighted a total of 60% at target, is shown below.

Goal Category	Target Score	Potential Score	Actual Score
Operational and Service Excellence	25	0-65	20
Strategic Initiatives	25	0-65	60
People and Culture	10	0-30	15

Key factors contributing to above and below target scores were:

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Operational and Service Excellence: Workplace safety goals were not met.

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Strategic Initiatives: Achieved an outcome from the 2012 General Rate Case that was in line with strategic goals. Achieved significant cost savings for customers through initiatives to further our strategy of providing electricity at affordable rates.

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People and Culture: Exceeded goals for addressing results of work environment reviews.

2012 Annual Incentive Results

Based on 2012 performance, the corporate performance factors for EIX and SCE were 144% and 135% of target, respectively.These factors were determined by adding the “Actual Scores” noted above. The Committee has discretion to increase or decrease the corporate performance factor from the amount determined by application of the scoring matrix. The Committee exercised discretion to reduce EIX’s corporate performance factor from 144%, as determined by application of the matrix, to 135%, to match SCE’s corporate performance factor.

The Committee determined the annual incentive award for each NEO by multiplying the target percentage by the corporate performance factor and an individual performance factor. Individual performance factors were determined by the Committee in its discretion, based on its assessment of each NEO’s performance and achievements for the year and relative impact and contribution compared to executives in similar roles. The maximum award is two times the target percentage. The resulting annual incentive awards to our EIX NEOs were as follows:

EIX NEOs	Annual Incentive Target (% of salary)	Individual Performance Factor	Annual Incentive Award (% of salary)
Theodore F. Craver, Jr.	115%	110%	171%
W. James Scilacci	70%	105%	99%
Robert L. Adler	70%	130%	123%
Bertrand A. Valdman	55%	105%	78%
Ronald L. Litzinger	70%	105%	99%

Target and actual annual incentive award results for all NEOs are shown in the Grants of Plan-Based Awards tables and the Summary Compensation Tables, respectively.

Impact of Other Plans

Mr. Dietrich also participated in a retention and performance incentive plan (“SONGS Plan”) for executives employed at the San Onofre Nuclear Generating Station (“SONGS”). The SONGS Plan provided that half of Mr. Dietrich’s targeted annual incentive for each of 2010, 2011 and 2012 would be determined under the SONGS Plan, and the actual incentive awards under the SONGS Plan could range from zero to 200% of target. The other half of Mr. Dietrich’s 2012 annual incentive was determined under the EIX Executive Incentive Compensation Plan as described above for SCE NEOs. The portion of Mr. Dietrich’s annual incentive determined under the SONGS Plan for 2010 through 2012 was aggregated, and that aggregate amount was then apportioned across the three years covered by the plan. Thirty percent of any award otherwise earned under the SONGS Plan was deferred to June 30, 2013 and subject to the executive’s continued employment through that date. The SONGS Plan also provided for a three-year supplemental bonus opportunity following 2012. However, since both nuclear reactors at SONGS have been shut down since January 2012, the SCE Committee determined that it would instead be appropriate to determine all of Mr. Dietrich’s annual incentive for 2012 using the methodology described above for the EIX Executive Incentive Compensation Plan. With respect to the three-year supplemental bonus opportunity under the SONGS Plan, the SCE Committee determined that a supplemental award of $196,056 was appropriate after reviewing SONGS performance since 2010, with 30% of the award subject to Mr. Dietrich’s continued employment through June 30, 2013. The 2012 target and maximum annual incentive award amounts for Mr. Dietrich under the SONGS Plan are in the SCE Grants of Plan-Based Awards table below. The 2012 SONGS Plan annual incentive award for Mr. Dietrich, as well as his supplemental bonus, are reflected in the SCE Summary Compensation Table below.

To qualify annual incentive awards as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, the EIX Committee adopted the EIX 2012 Executive Annual Incentive Program (“162(m) Program”). Under this Program, an overall maximum annual incentive award for 2012 was established for each participating EIX NEO as a specified percentage of an annual incentive award pool. The aggregate award pool had a maximum value equal to 1.5% of EIX’s 2012 consolidated core earnings. The actual annual incentive awarded to each participating EIX NEO under the Executive Incentive Compensation Plan for 2012 was less than the applicable maximum under the 162(m) Program. Thus, all such compensation was tax-deductible.

Long-Term Incentives

We provide our NEOs with long-term incentives that are directly linked to the value provided to EIX shareholders. All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Equity Mix

In 2012, each NEO’s long-term incentive award value was in the form of 50% non-qualified stock options, 25% performance shares, and 25% restricted stock units as shown in the chart below.

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The Committee believes the long-term incentive award allocations strike an appropriate balance among equity awards that reward:

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Absolute shareholder return (non-qualified stock options);

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Relative shareholder return and earnings (performance shares); and

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Shareholder value through retention over a multi-year vesting period (restricted stock units).

More than 50% of our long-term equity mix is performance-based. In addition to the performance shares, we believe stock options are performance-based because NEOs will realize value only if the market value of the EIX Common Stock appreciates over time.

Value of Long-Term Equity

In December 2011, the Committee approved the target long-term incentive award value for each officer for the upcoming year. The target value is stated as a percentage of base salary and is based on the market median level of target long-term incentive award values for comparable positions.

For 2012, the Committee kept the same target long-term incentive award value for each NEO, except Mr. Craver. His target was increased by ten percentage points to move it closer to market median.

The Committee approved grants of stock options, performance shares, and restricted stock units to the NEOs on February 22, 2012, with a grant date of March 5, 2012. The grant date value of each award is listed in the Grants of Plan-Based Awards tables below.

The Committee approved the award values and methodology for converting those values into the number of options, performance shares, and restricted stock units at the time of each long-term incentive grant. The number of options for an NEO was determined by dividing the option award by the grant date value of an option using a Black-Scholes Merton valuation model. As to TSR performance shares, the conversion formula involved dividing the award by the grant date value of the TSR performance shares using a Standard Monte Carlo simulation model. As to EPS performance shares and restricted stock units, the respective grant date value was converted into a specific number of EPS performance shares or units, respectively, by dividing the grant date value by the closing price of a share of EIX Common Stock on the grant date. The aggregate grant date values of NEOs’ 2012 long-term incentive awards are reflected in columns (e) and (f) of the Summary Compensation Tables.

Stock Options

Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the applicable grant date. Options vest over a four-year period, subject to continued employment, with one-fourth of each award generally vesting and becoming exercisable at the beginning of each year.

Performance Shares

Performance shares reward performance over three years against pre-established metrics. Each performance share awarded is a contractual right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The amount realized in the performance share portion of an NEO’s long-term award can range from zero to 200% of target, and depends on the performance against pre-established metrics. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period and after the date of grant, the NEO will be credited with an additional number of target performance shares subject to the same terms and conditions as the original performance shares.

For performance shares granted in 2012, two metrics will be used for measuring payouts, with each metric weighted 50%. One of the two performance metrics is based on the percentile ranking of EIX’s TSR for the three-year performance period compared to the TSR of each stock in EIX’s peer group for the same period. The following chart provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid will be interpolated on a straight-line basis with discrete intervals at every 5th percentile. For purposes of determining performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the relevant stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the relevant stock for the 20 trading days ending with the measurement date, and assumes all dividends are reinvested on the ex-dividend date.

The second performance metric for performance shares granted in 2012 is based on EIX’s three-year average annual core earnings per share (“EPS”), measured against target levels. Core EPS is defined as GAAP basic EPS, excluding income or loss from discontinued operations and income or loss from significant discrete items that are not representative of ongoing earnings. The Committee establishes the EPS target for each calendar year in February of that year. After the three-year performance period, the Committee will certify the EPS performance multiple for each calendar year in the performance period, based on EIX’s actual EPS performance as a percentage of the EPS target for that year, in accordance with the following chart:

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Performance Level	Actual EPS as % of Target EPS	EPS Performance Multiple
Below Threshold	<80%	0
Threshold	80%	0.25x
Target	100%	1.0x
Maximum	≥120%	2.0x

If EIX’s EPS for a year as a percentage of target EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiple will be interpolated on a straight-line basis, with discrete intervals at every 4th percentile. The EPS performance multiples achieved for each calendar year in the three-year performance period will be averaged, and the resulting average will determine the performance share payout as a multiple of target.

The performance shares generally are paid half in EIX Common Stock and half in cash having a value equal to the EIX Common Stock that otherwise would have been delivered. EIX converts a portion of the awards otherwise payable in stock to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies. NEOs may elect to defer payment of the portion of performance shares payable in cash under the Executive Deferred Compensation Plan.

The performance shares granted in 2010 utilized only one metric—the TSR metric described above—except that the threshold for a payout was set as a 40th percentile TSR ranking. EIX stock performance from 2010-2012 relative to the peer group did not meet this threshold. As a result, there was no payout from the 2010 performance share grants. There was also no payout from 2006, 2007, or 2008 performance share grants. For 2012 performance share grants, the Committee set the threshold for payout at a 25th percentile TSR ranking, which is in alignment with our peers according to F.W. Cook. For payout values of performance share awards granted over the last five years, see the “Value of CEO Performance Shares” chart under “How Our Long-Term Incentives are Tied to Shareholder Value” in the Executive Summary above.

Restricted Stock Units

Each restricted stock unit awarded is a contractual right to receive one share of EIX Common Stock if continued service vesting requirements are satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units subject to the same terms and conditions as the original restricted stock units.

The restricted stock units are paid in EIX Common Stock, except EIX converts awards to cash having a value equal to the stock that otherwise would have been delivered to satisfy minimum tax withholding and governmental levies. The EIX Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

Acceleration of Long-Term Equity

If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, subject to a pro-rated reduction if the NEO retires within the year of grant. Messrs. Craver, Adler, Pickett, and Swartz are eligible for these accelerated vesting provisions. If an NEO dies or becomes disabled while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained.

Compensation Arrangements with Mr. Pizarro

Based on market data reviewed by F.W. Cook, the Committee determined that Mr. Pizarro’s 2011 salary, target annual incentive award, and target long-term incentive award grant value were below the market median for comparable positions. Accordingly, the Committee approved the following changes in Mr. Pizarro’s compensation for 2012 to bring his compensation level closer to the market median: an increase in base salary as reflected in the EIX Summary Compensation Table, an increase in his target annual incentive award from 65% to 70% of base salary, and an increase in his target long-term incentive award grant value from 140% to 160% of base salary. Mr. Pizarro was initially a participant in the EIX Executive Incentive Compensation Plan for 2012. In December 2012, the independent Compensation Committee of the EME Board of Directors (“Independent EME Committee”) withdrew EME from participation in the EIX Executive Incentive Compensation Plan and established a short-term incentive award program for EME executives for 2012 (“2012 EME Program”), based on the 2012 goals and target awards previously established for EME executives under the EIX Executive Incentive Compensation Plan. EME paid a $332,500 award to Mr. Pizarro under the 2012 EME Program, which was 100% of his target bonus opportunity. The payout target was based on EME’s financial performance, measured by core adjusted EBITDA, exceeding 2012 goals, and the exercise of discretion by the Independent EME Committee to limit payouts to target in light of EME’s restructuring issues. Mr. Pizarro’s long-term incentive awards for 2012 were a mix of stock options, performance shares and restricted stock units as described above under Long-Term Incentives.

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III. How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive-level Company officers, including the NEOs. The Committee annually reviews all components of compensation for our CEO and other NEOs. This review encompasses all forms of compensation, including base salary, annual and long-term incentives, and other benefits, as well as amounts pursuant to retirement and non-qualified deferred compensation plans.

Toward the start of each year, the Committee approves the base salary range, and the target and maximum potential annual and long-term incentive award values for each officer. The annual and long-term incentive target awards are stated as percentages of base salary and are based on the market median of target annual and long-term incentive award values for comparable positions. Each February, after performance results for the prior year are finalized, the Committee determines annual incentive awards for the prior year and performance share payouts for the prior performance period. At that time, the Committee also approves base salary changes and long-term incentive grants for the current year. Base salary changes are effective in March of each year.

The CEO provides the Committee with recommendations regarding the compensation of the NEOs (other than his own). Other NEOs participate in developing and reviewing executive compensation recommendations, but do not participate in recommendations regarding their own compensation.

In determining the compensation of the CEO, the Committee Chair solicits input on his performance from the non-employee directors. The Chair reports to the Committee on the input received. The Committee discusses the report and determines the compensation of the CEO in executive session without the CEO present. The Chair also reports to the Board in a non-management executive session on the input received and the Committee’s compensation determination.

For Company officers who are not EIX executive officers, the Committee has authorized the CEO and the EIX executive responsible for executive compensation matters to jointly approve special relocation, recruitment and retention awards within specific limits pre-approved by the Committee. Mid-year compensation determinations for newly hired and promoted officers who are not EIX executive officers that are within guidelines previously approved by the Committee do not require Committee approval.

Tally Sheets

The Committee reviewed tally sheets for the EIX NEOs. Tally sheets provide the Committee with information about the following components of compensation paid over the three-year period ending December 31, 2012:

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Cash compensation (base pay and annual incentives);

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Equity award values (stock options, performance shares and restricted stock units); and

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Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the amounts payable in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Role of the Committee’s Independent Compensation Consultant

The Committee has retained F.W. Cook to assist in the evaluation of officer compensation, including the NEOs; however, the Committee makes all decisions regarding our executives’ compensation. Generally, this assistance includes helping the Committee identify industry trends and norms for executive compensation; reviewing and identifying the appropriate peer group companies and pay surveys; and evaluating relevant executive compensation data for these companies.

During 2012, F.W. Cook performed the following specific services:

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Provided a presentation on executive compensation trends and competitive evaluation of total direct compensation for executives;

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Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;

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Reviewed drafts and commented on the CD&A for the proxy statement and related compensation tables; and

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Provided recommendations on CEO total compensation to the Committee at its February meeting, without prior review by our CEO.

In addition, an F.W. Cook representative attended Committee meetings and communicated directly with the Committee as needed. F.W. Cook did not perform any services for the Company unrelated to the Committee’s responsibilities for our compensation programs, and all interactions with management were incidental to its work for the Committee.

The Committee retains sole authority to hire F.W. Cook, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of F.W. Cook as the Committee’s compensation consultant.

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Use of Competitive Data

The Committee uses peer group data and data from pay surveys by Towers Watson and AonHewitt to determine market compensation for our NEOs. The Committee targets the market median for all elements of direct compensation.

The Committee decided to use the companies in the Philadelphia Utility Index as the peer group for benchmarking performance and comparing NEO compensation for 2012. The Philadelphia Utility Index has been used by the Committee as the basis for the peer group since 2005. Use of an established market index for peer group purposes is consistent with the way in which investors evaluate performance across companies within an industry.

2012 Peer Group Companies Philadelphia Utility Index
AES Corporation	Entergy
Ameren	Exelon
American Electric Power	First Energy
CenterPoint Energy	NextEra Energy
Consolidated Edison	Northeast Utilities
Constellation Energy*	PG&E Corporation
Covanta	Public Service Enterprise Group
Dominion Resources	Southern Company
DTE Energy	Xcel Energy
Duke Energy
* Constellation Energy was replaced by El Paso Electric in the Philadelphia Utility Index after Entergy acquired Constellation Energy.

EIX is near the peer group median in revenues and market capitalization. For the four quarters ending September 30, 2012, EIX’s revenues of $13.0 billion were approximately 3% above the peer group median of $12.6 billion (ranking 10th out of the 20 companies in the peer group), based on reported revenues. As of December 31, 2012, EIX’s market capitalization of $14.7 billion was approximately 3% below the peer group median of $15.1 billion (ranking 11th out of 20).

F.W. Cook provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, and target long-term incentive grant value data from the Towers Watson 2011 Energy Services, the Towers Watson 2011 General Industry, and the AonHewitt 2011 Total Compensation Measurement pay surveys. The pay survey data included compensation information from utilities, other energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make compensation decisions. The pay survey data was presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

The specific components of the market data and the relative weighting used to calculate a market median varied for each NEO position, based on the availability of sufficient comparative data for the position, and were reviewed by F.W. Cook. Market median levels for 2012 were projected from available data with input from F.W. Cook.

Although the Committee targets the market median, it may vary from market median after taking into account individual performance, internal equity, or other factors it considers important.

Risk Considerations

Our executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of F.W. Cook and Company management, the Committee reviewed the Company’s compensation programs for executives and for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

In particular, in concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics which limit risk:

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Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value;

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Goals for annual incentive programs are varied (not focused on just one metric) and include risk management, safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;

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Long-term incentive awards are subject to a multi-year vesting schedule;

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The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and EPS for performance shares;

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Stock ownership guidelines require top officers to hold company stock worth two to six times their salary; and

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Executive retirement and deferred compensation benefits are unfunded and thus depend in part on the continued solvency of the Company.

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IV. Other Benefits

Post-Employment Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. Because we do not believe that it is appropriate for retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have established the Executive Retirement Plan and the Executive Deferred Compensation Plan that permit our NEOs to receive the full amount of benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative below to the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

The Company also sponsors survivor and disability benefit plans in which the NEOs are eligible to participate.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in recruiting and retaining executives. Executives are recruited from well-compensated positions in other companies or have attractive opportunities with other companies. We believe offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause offers financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except in the event of a change in control. The Company also provides severance protection for non-executive employees whose positions are eliminated.

The current executive compensation plans offer additional benefits in the event of a change in control of EIX. We believe that the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.

To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on the Company’s interests during the change in control, the NEOs would be provided with enhanced severance benefits if their employment were actually or constructively terminated without cause within a defined period of a change in control. Constructive termination would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe that a constructive termination severance trigger is needed to prevent potential acquirors from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits at all. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe that NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where an actual or constructive termination of employment would also have to occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then NEOs would receive immediate vesting of their outstanding equity awards as described under “Potential Payments Upon Termination or Change in Control” below.

We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction effectively ends the NEOs’ ability to realize any further value with respect to the equity awards. However, restricted stock units will continue, in connection with a change in control, to vest and be paid on the original schedule unless the award is terminated in connection with the change in control in accordance with special rules under Code Section 409A, or the officer’s employment is terminated involuntarily not for cause or constructively terminated within a specified period around the change in control.

For detailed information on the estimated potential payments and benefits payable to NEOs in the event of their termination of employment, including following a change in control of the Company, see “Potential Payments Upon Termination or Change in Control” below.

Perquisites

All perquisites were eliminated for our NEOs effective January 2012.

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V. Other Compensation Policies and Guidelines

Tax-Deductibility

Section 162(m) generally disallows a tax deduction by public companies for compensation over $1,000,000 paid to chief executive officers and certain other most highly compensated executive officers unless certain tests are met. While EIX’s first priority is to achieve its executive compensation objectives, it will generally attempt to design and administer its executive compensation program to preserve the deductibility of compensation payments.

Under the EIX 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual incentive awards awarded to the EIX NEOs are structured to constitute performance-based compensation within the meaning of Section 162(m). However, restricted stock units are not deductible performance-based compensation within the meaning of Section 162(m). This is consistent with EIX’s philosophy that its goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has adopted stock ownership guidelines that require the NEOs to own EIX Common Stock or equivalents in an amount ranging from two to six times their annual base salary. The stock ownership guidelines for the NEOs are as follows:

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Mr. Craver – six times salary

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Messrs. Scilacci, Adler, and Litzinger – three times salary

•

Ms. Sullivan and Messrs. Valdman, Pickett, Dietrich and Swartz – two times salary

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs have the right to acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until such time as the options or performance shares are actually exercised, or paid, as the case may be, and the shares are acquired. All of the NEOs currently meet their stock ownership requirements under these guidelines.

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, hedging related to Company securities, including EIX shares, is prohibited for all directors and employees, including NEOs. In addition, EIX executive officers may not pledge Company securities as collateral for loans. Directors are required to get pre-approval for any transactions involving Company securities. No directors have pledged any EIX or SCE securities.

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COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Joint Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2012 Annual Report on Form 10-K and this Joint Proxy Statement.

Richard T. Schlosberg, III, Chair

Vanessa C.L. Chang

Bradford M. Freeman

Luis G. Nogales

Brett White

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Chang became a Committee member when the Committees were reappointed on April 26, 2012, and Dr. Rosser ceased to be a Committee member on that date. The other Committee members whose names appear on the Compensation Committee Report above were Committee members during all of 2012. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

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EXECUTIVE COMPENSATION

I. Summary Compensation Tables

The following tables present information regarding compensation of the EIX and SCE NEOs for service during 2012, and for service during 2011 and/or 2010 for individuals who were also an EIX or SCE NEO in those years.

The tables below were prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. Specifically, the amounts under “Stock Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2010-2012, but represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2010-2012, but represent the change in the actuarial present values of such NEOs’ accumulated pension benefits based on the assumptions we use for financial reporting purposes.

EIX Summary Compensation Table

Name and Principal Position/	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Non- Qualified Deferred Compensation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr. EIX Chairman of the Board, President and CEO	2012	1,192,115	—	2,670,074	2,670,004	2,049,300	2,782,262	126,830	11,490,586
	2011	1,142,115	—	2,501,274	2,501,250	1,518,000	2,968,854	212,029	10,843,523
	2010	1,096,115	—	2,268,778	2,268,755	1,633,500	2,100,132	174,260	9,541,540
W. James Scilacci EIX Executive Vice President, CFO and Treasurer	2012	577,635	—	565,587	565,503	575,505	1,364,237	48,787	3,697,254
	2011	562,635	—	550,886	550,880	474,600	1,254,988	91,423	3,485,412
	2010	544,231	—	529,414	529,377	519,800	894,459	76,455	3,093,736
Robert L. Adler EIX Executive Vice President and General Counsel	2012	562,635	—	550,923	550,877	694,103	358,716	48,922	2,766,175
	2011	550,000	—	536,306	536,254	508,200	301,967	85,020	2,517,747
	2010	548,173	—	481,256	481,255	571,700	203,246	73,298	2,358,927
Bertrand A. Valdman EIX Senior Vice President	2012	450,000		222,890	222,753	350,831	151,805	20,682	1,418,961
Ronald L. Litzinger SCE President	2012	561,846	—	578,516	578,423	560,621	763,529	44,988	3,087,923
	2011	545,000	—	584,551	584,517	381,500	734,379	89,940	2,919,887
	2010	516,981	—	495,697	495,690	464,000	546,776	91,616	2,610,760
Pedro J. Pizarro(5) EME President	2012	471,058	—	456,115	456,004	332,500	386,002	66,962	2,168,639
	2011	450,000	—	362,283	362,253	345,200	289,971	79,941	1,889,648
	2010	398,125	—	277,668	277,621	368,600	241,232	58,554	1,621,800

(1)

Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2012 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

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The table below shows the maximum value of performance share awards included in the EIX Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. The performance period for the 2010 performance shares ended on December 31, 2012, and EIX’s TSR relative to the peer group was below the threshold required for a payout; therefore, the actual value realized with respect to the 2010 performance shares was zero. The performance periods for the 2011 and 2012 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2012 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2011 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2010 Awards ($)
Theodore F. Craver, Jr.	2,670,124	2,501,287	2,268,760
W. James Scilacci	565,604	550,896	529,425
Robert L. Adler	550,948	536,313	481,260
Bertrand A. Valdman	222,938	—	—
Ronald L. Litzinger	578,572	584,519	495,690
Pedro J. Pizarro	456,132	362,276	277,680

(2)

Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2012 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

(3)

The reported amounts include : (i) 2012 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Craver $496,087; Mr. Scilacci $139,479; Mr. Adler $11,806; Mr. Valdman $24,640; Mr. Litzinger $57,989; and Mr. Pizarro $103,791; and (ii) the 2012 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Craver $2,286,175; Mr. Scilacci $1,224,758; Mr. Adler $346,910; Mr. Valdman $127,165; Mr. Litzinger $705,540; and Mr. Pizarro $282,211.

(4)

Amounts reported for 2012 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Mr. Craver. For Mr. Craver, the amount reported for 2012 includes $116,830 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, and a $10,000 charitable matching gift. As a director, Mr. Craver was permitted to participate in the charitable matching gift program for directors described in footnote (5) to the “Director Compensation” table above.

(5)

Mr. Pizarro was an EIX executive officer through December 13, 2012.

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SCE Summary Compensation Table

Name and Principal Position/	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Non- Qualified Deferred Compensation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald L. Litzinger SCE President	2012	561,846	—	578,516	578,423	560,621	763,529	44,988	3,087,923
	2011	545,000	—	584,551	584,517	381,500	734,379	89,940	2,919,887
	2010	516,981	—	495,697	495,690	464,000	546,776	91,616	2,610,760
Linda G. Sullivan SCE Senior Vice President and CFO	2012	341,300	—	161,336	161,267	316,769	339,275	27,221	1,347,168
	2011	341,300	—	153,591	153,587	225,300	354,316	63,326	1,291,420
	2010	340,042	—	153,621	153,588	256,200	228,564	49,085	1,181,100
Stephen E. Pickett SCE Executive Vice President	2012	400,000	—	180,117	180,001	297,000	233,797	30,508	1,321,424
	2011	400,000	—	198,060	198,005	220,000	585,844	68,783	1,670,692
	2010	379,454	—	170,134	170,104	297,300	515,645	56,565	1,589,202
Peter T. Dietrich(5) SCE Senior Vice President and Chief Nuclear Officer	2012	460,690	—	251,449	251,374	522,520	155,704	411,166	2,052,903
	2011	435,000	—	195,775	195,756	284,910	94,434	815,893	2,021,768
	2010	58,558	—	195,768	195,752	71,912	9,208	1,317,764	1,848,962
Russell C. Swartz SCE Senior Vice President and General Counsel	2012	350,700	—	165,774	165,709	299,454	483,855	21,945	1,487,437

Lynda L. Ziegler(6) Former SCE Executive Vice President	2012	386,100	—	243,258	243,247	—	671,836	848,313	2,392,754
	2011	386,100	—	216,239	216,221	175,700	595,719	64,603	1,654,581

(1)

Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2012 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

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The table below shows the maximum value of performance share awards included in the SCE Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. The performance period for the 2010 performance shares ended on December 31, 2012, and EIX’s TSR relative to the peer group was below the threshold required for a payout; therefore, the actual value realized with respect to the 2010 performance shares was zero. The performance periods for the 2011 and 2012 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2012 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2011 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2010 Awards ($)
Ronald L. Litzinger	578,572	584,519	495,690
Linda G. Sullivan	161,427	153,596	153,595
Stephen E. Pickett	180,163	198,045	170,105
Peter T. Dietrich	251,552	195,752	195,757
Russell C. Swartz	165,797	—	—
Lynda L. Ziegler	243,277	216,257	148,525

(2)

Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2012 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

(3)

The reported amounts include (i) 2012 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Litzinger $57,989; Ms. Sullivan $30,644; Mr. Pickett $233,797; Mr. Dietrich $35,909; Mr. Swartz $74,123; and Ms. Ziegler $79,942; and (ii) the 2012 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Litzinger $705,540; Ms. Sullivan $308,631; Mr. Pickett $0; Mr. Dietrich $119,795; Mr. Swartz $409,732; and Ms. Ziegler $591,894.

(4)

Amounts reported for 2012 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Mr. Dietrich and Ms. Ziegler. For Mr. Dietrich, the amount reported for 2012 includes $36,166 of Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, and payments totaling $375,000 that were paid pursuant to the terms of his employment offer in 2010. For Ms. Ziegler, the amount reported for 2012 includes $23,746 of Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, and $824,568 of cash severance benefits paid to Ms. Ziegler or accrued in connection with her separation from the Company on September 30, 2012. See “Potential Payments Upon Termination or Change in Control” below for a discussion of Ms. Ziegler’s severance benefits.

(5)

The Non-Equity Incentive Plan Compensation reported for Mr. Dietrich for 2012 consists of an Executive Incentive Compensation Plan award of $224,662 and vested SONGS Plan awards of $297,858.

(6)

Ms. Ziegler was an SCE executive officer through September 30, 2012.

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II. Grants of Plan-Based Awards

The following tables present information regarding the incentive plan awards granted to the EIX and SCE NEOs during 2012 under the EIX 2007 Performance Incentive Plan and the potential 2012 target and maximum amount of performance-based annual incentive awards payable under the 162(m) Program, the EIX Executive Incentive Compensation Plan (EICP), or the SONGS Plan. See the CD&A above for further information regarding award terms reported in the tables below and for discussions regarding NEO stock ownership guidelines, dividends paid on equity awards, and allocations between short-term and long-term compensation.

EIX Grants of Plan-Based Awards Table

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Theodore F. Craver, Jr.
Stock Options	3/5/2012	2/22/2012								511,495	43.10	2,670,004
TSR Performance Shares	3/5/2012	2/22/2012				2,634	10,537	21,074				667,519
EPS Performance Shares	3/5/2012	2/22/2012				1,290	15,488	30,976				667,533
Restricted Stock Units	3/5/2012	2/22/2012							30,975			1,335,023
Annual Incentive			N/A	1,380,000	2,760,000
W. James Scilacci
Stock Options	3/5/2012	2/22/2012								108,334	43.10	565,503
TSR Performance Shares	3/5/2012	2/22/2012				558	2,232	4,464				141,397
EPS Performance Shares	3/5/2012	2/22/2012				273	3,281	6,562				141,411
Restricted Stock Units	3/5/2012	2/22/2012							6,561			282,779
Annual Incentive			N/A	406,000	812,000
Robert L. Adler
Stock Options	3/5/2012	2/22/2012								105,532	43.10	550,877
TSR Performance Shares	3/5/2012	2/22/2012				543	2,174	4,348				137,723
EPS Performance Shares	3/5/2012	2/22/2012				266	3,196	6,392				137,748
Restricted Stock Units	3/5/2012	2/22/2012							6,391			275,452
Annual Incentive			N/A	395,500	791,000
Bertrand A. Valdman
Stock Options	3/5/2012	2/22/2012								42,673	43.10	222,753
TSR Performance Shares	3/5/2012	2/22/2012				220	880	1,760				55,748
EPS Performance Shares	3/5/2012	2/22/2012				107	1,293	2,586				55,728
Restricted Stock Units	3/5/2012	2/22/2012							2,585			111,414
Annual Incentive			N/A	247,500	495,000
Ronald L. Litzinger
Stock Options	3/5/2012	2/22/2012								110,809	43.10	578,423
TSR Performance Shares	3/5/2012	2/22/2012				570	2,283	4,566				144,628
EPS Performance Shares	3/5/2012	2/22/2012				279	3,356	6,712				144,644
Restricted Stock Units	3/5/2012	2/22/2012							6,711			289,244
Annual Incentive			N/A	395,500	791,000
Pedro J. Pizarro
Stock Options	3/5/2012	2/22/2012								87,357	43.10	456,004
TSR Performance Shares	3/5/2012	2/22/2012				450	1,800	3,600				114,030
EPS Performance Shares	3/5/2012	2/22/2012				220	2,646	5,292				114,043
Restricted Stock Units	3/5/2012	2/22/2012							5,291			228,042
Annual Incentive			N/A	332,500	665,000

(1)

Maximum amounts reported are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs for purposes of Section 162(m). For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentives” in Part II of the CD&A above.

(2)

Half of each NEO’s 2012 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2012 performance share award as separate awards. See “Long-Term Incentives” in Part II of the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.

(3)

The amounts shown for performance shares represent the grant date fair value of the performance share awards in 2012 determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeiture. There is no guarantee that, if and when the 2012 performance awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the EIX Summary Compensation Table.

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SCE Grants of Plan-Based Awards Table

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Ronald L. Litzinger
Stock Options	3/5/2012	2/22/2012								110,809	43.10	578,423
TSR Performance Shares	3/5/2012	2/22/2012				570	2,283	4,566				144,628
EPS Performance Shares	3/5/2012	2/22/2012				279	3,356	6,712				144,644
Restricted Stock Units	3/5/2012	2/22/2012							6,711			289,244
Annual Incentive			N/A	395,500	791,000
Linda G. Sullivan
Stock Options	3/5/2012	2/22/2012								30,894	43.10	161,267
TSR Performance Shares	3/5/2012	2/22/2012				159	637	1,274				40,354
EPS Performance Shares	3/5/2012	2/22/2012				78	936	1,872				40,342
Restricted Stock Units	3/5/2012	2/22/2012							1,871			80,640
Annual Incentive			N/A	187,715	375,430
Stephen E. Pickett
Stock Options	3/5/2012	2/22/2012								34,483	43.10	180,001
TSR Performance Shares	3/5/2012	2/22/2012				177	711	1,422				45,042
EPS Performance Shares	3/5/2012	2/22/2012				87	1,045	2,090				45,040
Restricted Stock Units	3/5/2012	2/22/2012							2,089			90,036
Annual Incentive			N/A	220,000	440,000
Peter T. Dietrich
Stock Options	3/5/2012	2/22/2012								48,156	43.10	251,374
TSR Performance Shares	3/5/2012	2/22/2012				248	992	1,984				62,843
EPS Performance Shares	3/5/2012	2/22/2012				121	1,459	2,918				62,883
Restricted Stock Units	3/5/2012	2/22/2012							2,917			125,723
Annual Incentive
(EICP)			N/A	128,013	256,025
(SONGS Plan)			N/A	128,013	384,038
Russell C. Swartz
Stock Options	3/5/2012	2/22/2012								31,745	43.10	165,709
TSR Performance Shares	3/5/2012	2/22/2012				163	654	1,308				41,431
EPS Performance Shares	3/5/2012	2/22/2012				80	962	1,924				41,462
Restricted Stock Units	3/5/2012	2/22/2012							1,923			82,881
Annual Incentive			N/A	192,885	385,770
Lynda L. Ziegler
Stock Options	3/5/2012	2/22/2012								46,599	43.10	243,247
TSR Performance Shares	3/5/2012	2/22/2012				240	960	1,920				60,816
EPS Performance Shares	3/5/2012	2/22/2012				117	1,411	2,822				60,814
Restricted Stock Units	3/5/2012	2/22/2012							2,822			121,628
Annual Incentive			N/A	250,965	501,930

(1)

Maximum amounts reported are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs for purposes of Section 162(m). For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentives” in Part II of the CD&A above.

(2)

Half of each NEO’s 2012 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2012 performance share award as separate awards. See “Long-Term Incentives” in Part II of the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.

(3)

The amounts shown for performance shares represent the grant date fair value of the performance share awards in 2012 determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeiture. There is no guarantee that, if and when the 2012 performance awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the SCE Summary Compensation Table.

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III. Outstanding Equity Awards at Fiscal Year-End

The following tables present information regarding the outstanding equity awards held by the EIX and SCE NEOs at the end of 2012. Outstanding equity awards consist of non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards” has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2012.

EIX Outstanding Equity Awards Table

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr.	1/2/2004	116,165	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	100,644	—	31.9350	1/2/2015	—	—	—	—
	2/16/2005	72,000	—	32.7100	1/2/2015	—	—	—	—
	3/1/2006	60,020	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	84,699	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	87,793	—	49.9500	1/2/2018	—	—	—	—
	6/30/2008	23,149	—	51.3800	1/2/2018	—	—	—	—
	9/30/2008	240,385	—	39.9000	1/2/2018	—	—	—	—
	3/3/2009	373,761	124,588	24.8400	1/2/2019	—	—	—	—
	3/3/2010	230,566	230,563	33.3000	1/2/2020	—	—	—	—
	3/3/2011	110,091	330,270	37.9600	1/4/2021	—	—	10,455	472,456
	3/5/2012	—	511,495	43.1000	1/2/2022	—	—	6,700	302,756
W. James Scilacci	1/3/2005	24,783	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	15,926	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	19,902	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	25,788	—	49.9500	1/2/2018	—	—	—	—
	9/30/2008	48,354	—	39.9000	1/2/2018	—	—	—	—
	3/3/2009	88,991	29,664	24.8400	1/2/2019	—	—	—	—
	3/3/2010	53,800	53,797	33.3000	1/2/2020	8,773	396,469	—	—
	3/3/2011	24,247	72,739	37.9600	1/4/2021	7,725	349,107	2,303	104,056
	3/5/2012	—	108,334	43.1000	1/2/2022	6,756	305,303	1,419	64,134
Robert L. Adler	9/30/2008	100,962	—	39.9000	1/2/2018	—	—	—	—
	3/3/2009	93,441	31,147	24.8400	1/2/2019	—	—	—	—
	3/3/2010	48,908	48,908	33.3000	1/2/2020	—	—	—	—
	3/3/2011	23,603	70,808	37.9600	1/4/2021	—	—	2,242	101,302
	3/5/2012	—	105,532	43.1000	1/2/2022	—	—	1,382	62,471
Bertrand A. Valdman	3/3/2011	19,250	57,747	37.9600	1/4/2021	5,842	263,984	2,105	95,119
	3/5/2012	—	42,673	43.1000	1/2/2022	2,662	120,288	559	25,279

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   44

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Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald L. Litzinger	1/2/2004	19,371	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	21,706	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	18,777	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	24,107	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	28,242	—	49.9500	1/2/2018	—	—	—	—
	6/30/2008	32,932	—	51.3800	1/2/2018	—	—	—	—
	3/3/2009	91,661	30,554	24.8400	1/2/2019	—	—	—	—
	3/3/2010	50,376	50,374	33.3000	1/2/2020	8,215	371,232	—	—
	3/3/2011	25,727	77,181	37.9600	1/4/2021	8,198	370,469	2,443	110,407
	3/5/2012	—	110,809	43.1000	1/2/2022	6,910	312,283	1,452	65,600
Pedro J. Pizarro	3/1/2006	17,461	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	21,501	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	25,196	—	49.9500	1/2/2018	—	—	—	—
	6/30/2008	19,007	—	51.3800	1/2/2018	—	—	—	—
	3/3/2009	—	20,586	24.8400	1/2/2019	—	—	—	—
	3/3/2010	28,214	28,213	33.3000	1/2/2020	4,601	207,936	—	—
	3/3/2011	15,945	47,832	37.9600	1/4/2021	5,081	229,595	1,514	68,429
	3/5/2012	—	87,357	43.1000	1/2/2022	5,448	246,206	1,145	51,721

(1)

Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date.

(2)

Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs.

(3)

The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2012.

(4)

Subject to each NEO’s continued employment, the 2011 performance share grants become earned and vested based on EIX’s comparative TSR over a three-year performance period (2011-2013), while half of each NEO’s 2012 performance share grants become earned and vested based on EIX’s comparative TSR during the 2012-2014 performance period and the remainder become earned and vested based on EIX’s three-year (2012-2014) average annual core earnings per share, measured against target levels. The number of performance shares included for each NEO in column (i) of the table above is, for the 2011 performance share grants, the number of shares that may become earned if EIX’s TSR is at the 40th percentile of the comparison group of companies, and for the 2012 performance share grants, the number of shares that may become earned if EIX’s TSR is at the 25th percentile of the comparison group and EIX’s earnings per share are equal to 80% of the target level each year in the performance period. These are the threshold numbers of shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2011 and 2012 grants, and equal 25% of the target number of shares.

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   45

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SCE Outstanding Equity Awards Table

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald L. Litzinger	1/2/2004	19,371	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	21,706	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	18,777	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	24,107	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	28,242	—	49.9500	1/2/2018	—	—	—	—
	6/30/2008	32,932	—	51.3800	1/2/2018	—	—	—	—
	3/3/2009	91,661	30,554	24.8400	1/2/2019	—	—	—	—
	3/3/2010	50,376	50,374	33.3000	1/2/2020	8,215	371,232	—	—
	3/3/2011	25,727	77,181	37.9600	1/4/2021	8,198	370,469	2,443	110,407
	3/5/2012	—	110,809	43.1000	1/2/2022	6,910	312,283	1,452	65,600
Linda G. Sullivan	4/4/2005	224	—	35.4200	1/2/2015	—	—	—	—
	6/1/2005	4,087	—	37.1450	1/2/2015	—	—	—	—
	3/1/2006	8,688	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	8,034	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	9,497	—	49.9500	1/2/2018	—	—	—	—
	3/3/2009	—	6,768	24.8400	1/2/2019	—	—	—	—
	9/30/2009	8,040	2,680	33.5800	1/2/2019	—	—	—	—
	3/3/2010	15,610	15,607	33.3000	1/2/2020	2,546	115,065	—	—
	3/3/2011	3,037	20,280	37.9600	1/4/2021	2,154	97,332	642	29,012
	3/5/2012	—	30,894	43.1000	1/2/2022	1,927	87,063	405	18,299
Stephen E. Pickett	3/1/2006	22,275	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	21,531	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	27,614	—	49.9500	1/2/2018	—	—	—	—
	3/3/2009	—	12,613	24.8400	1/2/2019	—	—	—	—
	3/3/2010	—	17,286	33.3000	1/2/2020	—	—	—	—
	3/3/2011	—	26,145	37.9600	1/4/2021	—	—	828	37,408
	3/5/2012	—	34,483	43.1000	1/2/2022	—	—	452	20,428
Peter T. Dietrich	12/31/2010	17,572	17,572	38.6000	1/2/2020	2,700	122,014	—	—
	3/3/2011	8,616	25,848	37.9600	1/4/2021	2,746	124,083	818	36,975
	3/5/2012		48,156	43.1000	1/2/2022	3,004	135,737	631	28,513
Russell C. Swartz	1/2/2004	14,704	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	11,928	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	7,702	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	6,659	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	9,965	—	49.9500	1/2/2018	—	—	—	—
	3/3/2009	21,468	7,156	24.8400	1/2/2019	—	—	—	—
	3/3/2010	10,296	10,294	33.3000	1/2/2020	—	—	—	—
	3/3/2011	6,947	20,838	37.9600	1/4/2021	—	—	660	29,818
	3/5/2012	—	31,745	43.1000	1/2/2022	—	—	416	18,799

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   46

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Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Lynda L. Ziegler	3/1/2006	12,671	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	18,282	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	22,574	—	49.9500	1/2/2018	—	—	—	—
	3/3/2009	17,016	10,673	24.8400	1/2/2019	—	—	—	—
	3/3/2010	15,092	15,091	33.3000	1/2/2020	2,466	111,431	—	—
	3/3/2011	9,517	28,550	37.9600	1/4/2021	3,032	137,025	904	40,848
	3/5/2012	—	46,599	43.1000	1/2/2022	2,906	131,316	610	27,582

(1)

Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date.

(2)

Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs.

(3)

The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2012.

(4)

Subject to each NEO’s continued employment, the 2011 performance share grants become earned and vested based on EIX’s comparative TSR over a three-year performance period (2011-2013), while half of each NEO’s 2012 performance share grants become earned and vested based on EIX’s comparative TSR during the 2012-2014 performance period and the remainder become earned and vested based on EIX’s three-year (2012-2014) average annual core earnings per share, measured against target levels. The number of performance shares included for each NEO in column (i) of the table above is, for the 2011 performance share grants, the number of shares that may become earned if EIX’s TSR is at the 40th percentile of the comparison group of companies, and for the 2012 performance share grants, the number of shares that may become earned if EIX’s TSR is at the 25th percentile of the comparison group and EIX’s earnings per share are equal to 80% of the target level each year in the performance period. These are the threshold numbers of shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2011 and 2012 grants, and equal 25% of the target number of shares.

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   47

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IV. Option Exercises and Stock Vested

The following tables present information regarding the exercise of stock options by the EIX and SCE NEOs and vesting of stock awards during 2012. None of the 2010 performance share awards that would have been payable for the 2010-2012 performance period were earned because EIX’s TSR was below the 40th percentile of its peer group for the performance period. Therefore, the stock awards listed in the tables below represent the value realized on the vesting of restricted stock units during 2012.

EIX Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2)(3) ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	—	—	134,364	5,957,824
W. James Scilacci	57,319	1,458,864	7,094	293,408
Robert L. Adler	—	—	29,526	1,305,761
Bertrand A. Valdman(4)	—	—	—	—
Ronald L. Litzinger	—	—	7,307	302,218
Pedro J. Pizarro	99,805	1,825,941	4,924	203,657

(1)

The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.

(2)

For Messrs. Craver and Adler, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2010, 2011, and 2012 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had the executive elected to retire on December 31, 2012 (for Mr. Craver, 104,571 units with a December 31, 2012 value of $4,725,586 and, for Mr. Adler, 22,077 units with a December 31, 2012 value of $997,671). In accordance with applicable SEC rules, these units are also reported as 2012 registrant contributions in the EIX Non-Qualified Deferred Compensation Table below because, while the units are considered to have vested, they were not yet payable on December 31, 2012.

(3)

The value for stock awards equals the market price of EIX Common Stock on the vesting date multiplied by the number of shares or units, as applicable, that vested.

(4)

Mr. Valdman was hired in 2011 and none of the stock awards granted to him vested during 2012.

SCE Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2)(3) ($)
(a)	(b)	(c)	(d)	(e)
Ronald L. Litzinger	—	—	7,307	302,218
Linda G. Sullivan	15,000	230,792	2,438	100,836
Stephen E. Pickett	29,975	412,112	2,151	97,208
Peter T. Dietrich(4)	—	—	—	—
Russell C. Swartz	12,535	410,596	7,585	336,230
Lynda L. Ziegler	46,476	939,222	2,553	105,592

(1)

The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.

(2)

For Mr. Pickett, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2012 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had the executive elected to retire on December 31, 2012 (2,151 units with a December 31, 2012 value of $97,208). For Mr. Swartz, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2010, 2011, and 2012 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had the executive elected to retire on December 31, 2012 (5,873 units with a December 31, 2012 value of $265,422). In accordance with applicable SEC rules, these units are also reported as 2012 registrant contributions in the SCE Non-Qualified Deferred Compensation Table below because, while the units are considered to have vested, they were not yet payable on December 31, 2012.

(3)

The value for stock awards equals the market price of EIX Common Stock on the vesting date multiplied by the number of shares or units, as applicable, that vested.

(4)

Mr. Dietrich was hired in 2010 and none of the stock awards granted to him vested during 2012.

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   48

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V. Pension Benefits

The following tables present information regarding the present value of accumulated benefits that may become payable to the EIX and SCE NEOs under the Company’s qualified and non-qualified defined-benefit pension plans.

EIX Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	SCE Retirement Plan	16	410,693	—
	Executive Retirement Plan	16	13,123,076	—
W. James Scilacci	SCE Retirement Plan	29	837,755	—
	Executive Retirement Plan	29	6,575,337	—
Robert L. Adler	SCE Retirement Plan	5	98,800	—
	Executive Retirement Plan	5	1,025,941	—
Bertrand A. Valdman	SCE Retirement Plan	2	27,252	—
	Executive Retirement Plan	2	159,383	—
Ronald L. Litzinger	SCE Retirement Plan	27	720,540	—
	Executive Retirement Plan	27	4,826,921	—
Pedro J. Pizarro	SCE Retirement Plan	14	196,171	—
	Executive Retirement Plan	14	1,895,892	—

(1)

The years of credited service and present value of accumulated benefits are presented as of December 31, 2012. The present value of accumulated benefits assumes that each NEO retires at the later of December 31, 2012 or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of the Company’s 2012 Annual Report to Shareholders.

SCE Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Ronald L. Litzinger	SCE Retirement Plan	27	720,540	—
	Executive Retirement Plan	27	4,826,921	—
Linda G. Sullivan	SCE Retirement Plan	22	406,765	—
	Executive Retirement Plan	22	2,091,409	—
Stephen E. Pickett	SCE Retirement Plan	34	1,883,254	—
	Executive Retirement Plan	34	4,319,392	—
Peter T. Dietrich	SCE Retirement Plan	2	28,277	—
	Executive Retirement Plan	2	185,114	—
Russell C. Swartz	SCE Retirement Plan	20	591,278	—
	Executive Retirement Plan	20	2,094,499	—
Lynda L. Ziegler	SCE Retirement Plan	32	1,917,268	—
	Executive Retirement Plan	32	3,665,454	—

(1)

The years of credited service and present value of accumulated benefits are presented as of December 31, 2012. The present value of accumulated benefits assumes that each NEO retires at the later of December 31, 2012 or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of the Company’s 2012 Annual Report to Shareholders.

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   49

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SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted.

Form of Payment

Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. Participants also may choose to defer benefit payments until age 70-1/2. For married participants, payment in the form of a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The Company pays the full cost of the spousal survivor annuity benefit. For single participants, the single life annuity option is the automatic payment method.

Cash Balance Benefits

Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits

Eligible participants (at least age 50 or with 60 points as of the date the individual’s cash balance account was established) are considered “grandfathered” and accrue benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available at age 61 and above. As of the end of 2012, Mr. Pickett was eligible for an unreduced early retirement benefit, and Ms. Ziegler was eligible for a reduced early retirement benefit.

Vesting

Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit equalization plan permitted by ERISA designed to allow NEOs and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Retirement Plan was separated into two different plan documents. The grandfathered plan document applies to benefits that were accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits that were accrued, determined or vested on or after January 1, 2005.

Eligibility and Benefit Formula

Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits are calculated using the following formula:

1.75% x Total Compensation up to 30 years + 1% x Total Compensation for each year over 30 years.

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because they were senior executives prior to January 1, 2006, Messrs. Craver, Scilacci, Litzinger, Pizarro, and Pickett, and Mses. Sullivan and Ziegler receive an additional service percentage of 3/4% per year for the first ten years of service, which results in an additional 7 1/2% upon completion of ten years of service.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from the Company’s profit sharing contributions, if any.

If an NEO becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the NEO will receive additional service and age credits for purposes of calculating the NEO’s benefit under the Executive Retirement Plan as described under “Potential Payments Upon Termination or Change in Control” below. The Company makes these additional years of service and age credits available in order to attract and retain qualified executives.

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Vesting

Benefits vest under the Executive Retirement Plan after five years of service, upon death or disability, or upon becoming eligible for severance benefits under the Severance Plan.

Payment

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity with a 50% spousal survivor benefit following the death of the participant that is paid monthly (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the full cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for each annual accrual for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; any combination of the above; a life annuity with a 50% spousal survivor benefit following the participant’s death; or a contingent annuity. Participants may elect to have their designated form of payment triggered by their retirement, death, disability or other separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death or disability.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event, the later of the applicable triggering event and a specific month and year, or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above.

The benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. If an NEO terminates prior to age 55 but with a total of 68 years of age and service, the benefit formula includes a special early retirement benefit reduction based on the SCE Retirement Plan formula for early retirement. As of December 31, 2012, Messrs. Craver, Pickett, and Swartz were eligible for an unreduced early retirement benefit, and Messrs. Scilacci and Litzinger and Mses. Sullivan and Ziegler were eligible for reduced early retirement or special early retirement benefits.

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VI. Non-Qualified Deferred Compensation

The following tables present information regarding the contributions to and earnings on the EIX and SCE NEOs’ deferred compensation balances during 2012, and the total deferred amounts for the NEOs at the end of 2012. All deferrals are under the Executive Deferred Compensation Plan (EDCP), except for deferrals by Mr. Litzinger under the Affiliate Option Deferred Compensation Plan (AODCP).

EIX Non-Qualified Deferred Compensation Table

Name(1)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Theodore F. Craver, Jr.	148,395	4,827,416	984,566	1,825,038	20,225,104
W. James Scilacci	276,178	33,787	276,818	—	4,607,126
Robert L. Adler	52,151	1,084,802	23,420	—	1,467,475
Bertrand A. Valdman	199,228	20,682	48,903	—	879,560
Ronald L. Litzinger(4) EDCP AODCP	373,496	29,988	102,790	—	1,764,119
	—	—	23,654	—	515,426
Pedro J. Pizarro	286,114	23,505	205,990	—	3,442,002

(1)

The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Joint Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the compensation was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.

(2)

The amounts reported as executive and registrant contributions in 2012 also are included as compensation in the appropriate columns of the EIX Summary Compensation Table above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated. For Messrs. Craver and Adler, the amounts reported as registrant contributions in 2012 include $4,725,586 and $1,050,880 (based on the closing price of EIX Common Stock on December 31, 2012) of restricted stock units awarded in 2010, 2011, and 2012 that are considered to have become vested during 2012 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested at the end of 2012, they had not yet become payable. The grant date fair value of the restricted stock units awarded in 2012 has been included as compensation in the Stock Awards column of the EIX Summary Compensation Table above.

(3)

Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the EIX Summary Compensation Table above.

(4)

Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

SCE Non-Qualified Deferred Compensation Table

Name(1)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Ronald L. Litzinger(5) EDCP AODCP	373,496	29,988	102,790	—	1,764,119
	—	—	23,654	—	515,426
Linda G. Sullivan	20,360	12,221	60,818	—	1,011,992
Stephen E. Pickett	312,354	112,716	464,009	104,351	8,047,494
Peter T. Dietrich	71,032	21,166	71,268	—	1,206,666
Russell C. Swartz	90,016	272,367	147,108	—	2,699,909
Lynda L. Ziegler	118,303	8,746	176,382	9,919	2,920,820

(1)

The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Joint Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the compensation was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.

(2)

The amounts reported as executive and registrant contributions in 2012 also are included as compensation in the appropriate columns of the SCE Summary Compensation Table above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated. For Mr. Pickett, the amount reported as registrant contributions in 2012 includes $97,208 (based on the closing price of EIX Common Stock on December 31, 2012) of restricted stock units awarded in 2012 that are considered to have become vested during 2012 as a result of the retirement vesting provisions applicable to the award. For Mr. Swartz, the amount reported as registrant contributions in 2012 includes $265,422 (based on the closing price of EIX Common Stock on December 31, 2012) of restricted stock units awarded in 2010, 2011, and 2012 that are considered to have become vested during 2012 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested at the end of 2012, they had not yet become payable. The grant date fair value of the restricted stock units awarded in 2012 has been included as compensation in the Stock Awards column of the SCE Summary Compensation Table above.

(3)

Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the SCE Summary Compensation Table above.

(4)

For Mr. Pickett, the amount reported as aggregate withdrawals/distributions reflects a 2012 payment in EIX Common Stock (based on the closing price of EIX Common Stock on January 3, 2013) for restricted stock units awarded in 2009 that are considered to have become vested but not payable during 2011 as a result of the retirement vesting provisions applicable to the award.

(5)

Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

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Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned, determined or vested on or after January 1, 2005.

Contributions

Each NEO may elect to defer: up to 75% of base salary; up to 100% of any annual incentive award earned; up to 100% of any special retention, recognition, or other special cash award; and up to 100% of dividend equivalents associated with stock options granted prior to 2007, the cash portion of performance share payouts and certain other qualifying equity awards (other than stock options).

The Company makes a matching contribution of up to 3% of each NEO’s annual incentive award, 6% of the portion of each NEO’s base salary that is deferred and up to 6% of the portion, if any, of non-deferred salary that exceeds 401(k) Plan Internal Revenue Code limits. NEOs vest in their matching contributions and earnings thereon after five years of service, upon death or disability, or a separation from service where the NEO becomes entitled to severance benefits under the Severance Plan.

Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending November 1 of the prior year. EIX established this interest rate for all plan participants, and has discretion to change the applicable interest rate on a prospective basis.

Payment of Grandfathered Benefits

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time upon the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

Payment of 2008 Plan Benefits

Benefits under the 2008 plan document may be deferred until a specified date no later than the date the participant turns age 75, retirement, death, disability or other separation from service. Participants have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; or any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

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VII. Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2012 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2012.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all of the NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must agree to release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of the Company.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

Severance Plan benefits payable upon an involuntary termination without cause include:

•

A lump sum cash payment equal to the total of (i) a year’s base salary at the highest rate in effect during the preceding 24 months, (ii) an amount equal to the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months, and (iii) an amount equal to a pro-rata portion, based on the portion of the calendar year employed prior to severance, of the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months (or such lesser pro-rata annual incentive amount payable under the terms of the 162(m) Program);

•

Retiree health care if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);

•

Continued participation for one year in the EIX 2008 Executive Survivor Benefit Plan described under “Survivor Benefit Plan” below;

•

Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and

•

Reimbursement for educational costs up to the amount allowed under an applicable non-executive severance plan.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include:

•

Vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms;

•

Vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms;

•

A period of up to one year to exercise any vested stock options;

•

Full vesting and an additional year of service and age credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and

•

Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

In connection with Ms. Ziegler’s separation from the Company on September 30, 2012 and pursuant to the terms of the Severance Plan, Ms. Ziegler entered into an agreement with EIX to receive the Severance Plan and other benefits described above.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term are defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

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The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether a NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested in connection with a change in control generally would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For EIX NEOs other than Mr. Valdman, the enhanced change-in-control severance benefits would be:

•

Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be trebled);

•

Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);

•

An extension of three years of eligibility under the EIX 2008 Executive Survivor Benefit Plan (“Survivor Benefit Plan”);

•

Three years of service and age credits under the Executive Retirement Plan; and

•

Reimbursement of up to $50,000 for outplacement costs.

For SCE NEOs and Mr. Valdman, the enhanced change-in-control severance benefits would be:

•

Twice the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled);

•

Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);

•

An extension of two years of eligibility under the Survivor Benefit Plan;

•

Two years of service and age credits under the Executive Retirement Plan; and

•

Reimbursement of up to $30,000 for outplacement costs.

Survivor Benefit Plan

The EIX 2008 Executive Survivor Benefit Plan provides beneficiaries of participants with income continuation benefits in the event of the participant’s death while employed. The after-tax benefit for senior officers such as the participating NEOs is equal to one year’s cash compensation (annual salary rate plus average annual incentive percentage). However, officers who were senior officers at any time during 2007 are generally grandfathered in an after-tax benefit equal to two times the executive’s cash compensation. All of the participating NEOs except Messrs. Adler, Valdman, Dietrich and Swartz are eligible for grandfathered benefits. The normal form of payment for benefits is a lump sum at the time of death.

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Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO will generally receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan and, for Mr. Litzinger, the AODCP. The “Non-Qualified Deferred Compensation” table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. Only Messrs. Valdman and Dietrich had such unvested amounts as of December 31, 2012, which would have totaled $588,505 and $1,098,743, respectively.

The Executive Deferred Compensation Plan provides that, if a participant eligible to participate in the plan prior to January 1, 2009 dies within ten years of initial eligibility to participate in the plan, the account balance will be doubled and paid out on the schedule previously elected by the participant. Only Mr. Adler was eligible for this benefit as of December 31, 2012, as the other NEOs have either been participants in the plan for more than ten years or began participating on or after January 1, 2009.

SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See “Pension Benefits” above for a discussion of these retirement payments and associated survivor benefits.

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EIX Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2012 to the EIX NEOs in the event of involuntary termination of employment without cause (severance), separation due to a change in control of the Company (enhanced severance), and separation due to death. The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Theodore F. Craver, Jr.
Lump sum cash	3,960,000	9,120,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	666,271	1,998,636
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	8,752,438
W. James Scilacci
Lump sum cash	1,392,000	3,364,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	222,108	480,090
Equity acceleration	1,240,060	1,670,483
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	3,344,924
Robert L. Adler
Lump sum cash	1,356,000	3,277,000
Health care coverage	9,431	7,073
Retirement plan benefits(4)	249,925	749,775
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	2,045,804
Bertrand A. Valdman
Lump sum cash	945,000	1,642,500
Health care coverage	16,507	24,760
Retirement plan benefits(4)	1,025,433	1,127,127
Equity acceleration	583,175	866,742
Reimbursable expenses(6)	25,000	35,000
Survivor benefits(7)	—	—	2,366,211
Ronald L. Litzinger
Lump sum cash	1,356,000	3,277,000
Health care coverage(3)	188,000	188,000
Retirement plan benefits(4)	176,808	530,689
Equity acceleration	1,257,981	1,706,625
Reimbursable expenses(5)	30,000	60,000
Survivor benefits(6)	—	—	3,258,417
Pedro J. Pizarro
Lump sum cash	1,140,000	2,755,000
Health care coverage	14,897	22,346
Retirement plan benefits(4)	115,780	347,339
Equity acceleration	812,765	1,127,221
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	2,739,377

(1)

The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.

(2)

No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.

(3)

Messrs. Craver and Scilacci would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Mr. Litzinger would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

(4)

Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Mr. Valdman, the value of Company contributions under the Executive Deferred Compensation Plan that vest due to severance.

(5)

Messrs. Craver’s and Adler’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.

(6)

Includes outplacement and educational assistance benefits.

(7)

Includes the value of NEO benefits under the EIX 2008 Executive Survivor Benefit Plan and, for Mr. Adler, the additional value of survivor benefits from the doubled account balance under the Executive Deferred Compensation Plan discussed under “Deferred Compensation Plans” above in this section.

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SCE Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2012 to the SCE NEOs who remain employed by SCE in the event of involuntary termination of employment without cause (severance), separation due to a change in control of the Company (enhanced severance), and separation due to death. The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Ronald L. Litzinger
Lump sum cash	1,356,000	3,277,000
Health care coverage(3)	188,000	188,000
Retirement plan benefits(4)	176,808	530,689
Equity acceleration	1,257,981	1,706,625
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	3,258,417
Linda G. Sullivan
Lump sum cash	716,730	1,245,745
Health care coverage	18,621	22,346
Retirement plan benefits(4)	94,583	189,284
Equity acceleration	—	495,235
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(6)	—	—	1,794,640
Stephen E. Pickett
Lump sum cash	840,000	1,460,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	98,348	196,696
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(6)	—	—	2,103,299
Peter T. Dietrich
Lump sum cash	977,570	1,699,075
Health care coverage	16,507	24,760
Retirement plan benefits(4)	1,584,358	1,682,888
Equity acceleration	254,578	354,758
Reimbursable expenses(6)	25,000	35,000
Survivor benefits(7)	—	—	1,223,857
Russell C. Swartz
Lump sum cash	736,470	1,280,055
Health care coverage(3)	—	—
Retirement plan benefits(4)	134,422	268,666
Equity acceleration	—	—
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(7)	—	—	1,844,067

(1)

The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.

(2)

No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.

(3)

Messrs. Pickett and Swartz would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Mr. Litzinger would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

(4)

Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Mr. Dietrich, the value of Company contributions under the Executive Deferred Compensation Plan that vest due to severance.

(5)

Messrs. Pickett’s and Swartz’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.

(6)

Includes outplacement and educational assistance benefits.

(7)

Includes the value of NEO benefits under the EIX 2008 Executive Survivor Benefit Plan.

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   58

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ITEM 4    SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN

To Be Voted On By EIX Shareholders Only

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 100 shares of EIX and intends to present Item 4 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent, and has not been endorsed or verified by EIX. The EIX Board response to the shareholder proposal follows under “EIX Board Recommendation ‘Against’ Item 4.”

Proposal 4 — Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at nearby Sempra Energy.

An independent Chairman would potentially enable our company to prevent or respond more effectively to the extended shut-down of the San Onofre Nuclear plant and the shooting rampage at the Edison Irwindale facility that resulted in 3 deaths.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, expressed concerns regarding the qualifications of our directors and executive pay -- $10 million for our Chairman/CEO Theodore Craver. Mr. Craver received $3 million toward his pension and received $3.7 in stock options and restricted stock units, both of which simply vest after time without performance-contingent criteria.

Our highest paid executives were eligible for performance shares that paid out even if our company underperformed 60% of its peers. Plus 40% of annual incentive pay for executives consisted of the executive pay committee’s subjective evaluation. Subjective elements can undermine the credibility and effectiveness of an incentive plan.

Five of our directors, including our lead director, had 10 to 19 years long-tenure. Director independence tends to erode after 10-years. Bradford Freeman and Brett White were both on the board of CBRE Group. Such intra-board relationships can compromise director independence. Messrs. Freeman and White conveniently made up half our executive pay committee. Ronald Olson received our highest negative votes– ten-times higher than some of our directors.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value: Independent Board Chairman – Proposal 4

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   59

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EIX Board Recommendation “Against” Item 4

The EIX Board of Directors has considered the shareholder proposal requesting the Board to adopt a policy that the Chairman of the Board be an independent director (Item 4 on your proxy/voting instruction card) and recommends that you vote “Against” the proposal for the following reasons.

The Board believes it is in the Company’s best interests to have flexibility in determining whether to separate or combine the roles of Chairman and CEO.

We have given, and will continue to give, serious consideration to the merits of separating the positions of Chairman and CEO and electing an independent Chairman. However, we believe that it is best for the Company and its shareholders that the Board have the flexibility to determine the best leadership structure for the Company based on the circumstances, rather than adopt a rigid standard requiring an independent Chairman in all cases. An inflexible policy could deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman or to recruit the best individual to serve as CEO. Altering the leadership structure could send a negative signal about the Board’s confidence in the CEO. The Company may benefit from the clarity and accountability provided by having one person serve as Chairman and CEO, particularly in challenging circumstances. We have reviewed current practices in our industry and trends in this area. We have not found persuasive evidence that separating the positions results in better Company performance or Board effectiveness.

In considering this shareholder proposal, we have taken into consideration the shareholder vote on the same proposal last year. The proposal did not pass. It received support from 39% of the votes cast, indicating that a majority of our shareholders support maintaining our current leadership structure at the present time.

We have a strong Lead Director role.

Our Corporate Governance Guidelines provide for a strong independent Lead Director role. The independent directors annually elect an independent director to serve as Lead Director. Richard T. Schlosberg has served as our Lead Director since April 2010. Our Lead Director:

•

presides at all meetings at which the Chairman is not present, including executive sessions of the independent directors;

•

has authority to call meetings of the independent directors;

•

serves as a liaison between the Chairman and the independent directors;

•

approves agendas and schedules for Board meetings, and the flow of information to the Board; and

•

is available for consultation and direct communication with our shareholders and other interested parties.

We have an effective process in place to oversee the CEO’s performance.

Our Corporate Governance Guidelines provide that the Compensation and Executive Personnel Committee, which consists entirely of independent directors, will annually evaluate the performance of the CEO. The Chair of the Committee annually solicits input on the CEO’s performance from each of the non-employee directors and reports to the Committee on the input received. The Committee discusses the report in executive session without the CEO present and determines the CEO’s compensation. The Committee Chair then reports to the Board on the input received, and the Board reviews the performance of the CEO in executive session without the CEO present. The Committee Chair provides feedback to the CEO.

Our process provides effective, independent oversight of the performance of the CEO. Separating the positions of Chairman and CEO is not necessary for this purpose.

We have corporate governance practices in place to provide effective oversight.

Our existing corporate governance practices provide for strong independent leadership on the Board, with effective oversight of management. Our Bylaws require that our directors be elected by a majority vote and permit shareholders holding 10% of our shares to call a special meeting. The Board currently has 11 non-employee directors, 10 of whom are independent under NYSE rules. Other than Mr. Craver, none of our directors is a current or former employee of EIX or any of its subsidiaries. Three key committees of the Board – the Audit Committee, the Nominating/Corporate Governance Committee, and the Compensation and Executive Personnel Committee – are comprised entirely of independent directors who meet regularly. In addition, the Board meets regularly in executive session without the CEO present. In 2012, the Board held six executive sessions of the non-employee directors and two executive sessions of the independent directors.

These existing corporate governance practices ensure that the Board maintains strong independent leadership to oversee management and best serve our shareholders. Given the role of our Lead Director, the Board believes that adopting a policy that the Chairman of the Board must be an independent director is not necessary for effective independent Board leadership. A more flexible policy better serves the interests of the Company and its shareholders.

For the foregoing reasons, the EIX Board recommends that you vote “AGAINST” Item 4.

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   60

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OTHER INFORMATION

Additional Matters Presented at the Annual Meeting

The Board is not aware of, and does not intend to present, any business to be acted upon at the Annual Meeting other than the Items described in this Joint Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares in accordance with their best judgment. If any of the nominees for election to the Board become unavailable to stand for election as a director, the proxies will also have the authority to vote for substitute nominees chosen by the Board.

Shareholder Proposals for the 2014 Annual Meeting

To be considered for inclusion in the 2014 Joint Proxy Statement, shareholder proposals for the Company’s 2014 Annual Meeting must be received by November 15, 2013.

Shareholders intending to bring any other business before an Annual Meeting, including director nominations, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received at our office within the periods, and with the information and documents, specified in the Bylaws.

Assuming that the 2014 Annual Meeting is held on April 24, 2014, as currently specified by the Bylaws, the period for the receipt by the Corporate Secretary of written notice of other business to be brought by shareholders before the 2014 Annual Meeting, including director nominations, will begin on September 16, 2013 and end on November 15, 2013.

For the Boards of Directors,

Barbara E. Mathews
Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary
Edison International Southern California Edison Company
Dated: March 15, 2013

EDISON INTERNATIONAL / SCE – 2013 Joint Proxy Statement   61

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DIRECTIONS TO THE EIX AND SCE ANNUAL MEETING

Thursday, April 25, 2013

9:00 a.m. Pacific Time

Hilton Los Angeles/San Gabriel Hotel

225 West Valley Boulevard

San Gabriel, California 91776

The Hilton Los Angeles/San Gabriel Hotel is located just north of Interstate 10, approximately ten miles east of Downtown Los Angeles. From Interstate 10, take the Del Mar Ave. exit north (towards San Gabriel) to Valley Blvd. Turn left at Valley Blvd. to 225 West Valley Blvd.

SOUTHERN CALIFORNIA EDISON®
An EDISON INTERNATIONAL® Company

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/sce
Use the Internet to vote your proxy until 9:00 p.m. (Pacific Time) on April 24, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 9:00 p.m. (Pacific Time) on April 24, 2013.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, please do NOT mail your Proxy Card.

Please fold here – Do not separate

The Board of Directors Recommends a Vote "FOR" Items 1, 2, and 3.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Jagjeet S. Bindra	☐	☐	☐	07 Luis G. Nogales	☐	☐	☐
02 Vanessa C.L. Chang	☐	☐	☐	08 Ronald L. Olson	☐	☐	☐
03 France A. Córdova	☐	☐	☐	09 Richard T. Schlosberg, III	☐	☐	☐
04 Theodore F. Craver, Jr.	☐	☐	☐	10 Thomas C. Sutton	☐	☐	☐
05 Bradford M. Freeman	☐	☐	☐	11 Peter J. Taylor	☐	☐	☐
06 Ronald L. Litzinger	☐	☐	☐	12 Brett White	☐	☐	☐

WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

Date ______________________________ I plan to attend the meeting. ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card.

SOUTHERN CALIFORNIA EDISON

An EDISON INTERNATIONAL® Company

2013 ANNUAL MEETING OF SHAREHOLDERS

N
W
E
S
San Gabriel Hilton
Downtown Los Angeles
Valley Blvd.
710 Fwy
New Ave.
Del Mar Ave.
10 Fwy

SOUTHERN CALIFORNIA EDISON COMPANY — proxy card

Annual Meeting — April 25, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THEODORE F. CRAVER, JR. and W. JAMES SCILACCI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, on April 25, 2013, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. **WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.** In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

SOUTHERN CALIFORNIA EDISON
An EDISON INTERNATIONAL® Company

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #
CONTROL #

SOUTHERN CALIFORNIA EDISON COMPANY

Notice is hereby given that the Annual Meeting of Shareholders of Southern California Edison Company will be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 12, 2013 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote "FOR" Items 1, 2 and 3:

1. Election of Directors:
   - 01 Jagjeet S. Bindra
   - 02 Vanessa C.L. Chang
   - 03 France A. Córdova
   - 04 Theodore F. Craver, Jr.
   - 05 Bradford M. Freeman
   - 06 Ronald L. Litzinger
   - 07 Luis G. Nogales
   - 08 Ronald L. Olson
   - 09 Richard T. Schlosberg, III
   - 10 Thomas C. Sutton
   - 11 Peter J. Taylor
   - 12 Brett White
2. Ratification of the Appointment of the Independent Registered Public Accounting Firm
3. Advisory Vote to Approve the Company's Executive Compensation

---

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.eproxy.com/sce

- Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. Pacific Time on April 24, 2013.
- Please have this Notice available and follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

To request paper copies of the proxy materials, please contact us via:

Internet – Access the Internet and go to www.ematerials.com/sce. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866-697-9377 from the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at ep@ematerials.com with "SCE Materials Request" in the subject line. The email must include:

- The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice.
- Your preference to receive printed materials via mail ***-or-*** an email with links to the electronic materials.
- If you choose email delivery, you must include the email address.
- If you would like this election to apply to delivery of material for all future meetings, write the word "Permanent" and include the last 4 digits of your Tax ID number in the email.

Important Information About This Notice

This Important Notice Regarding the Availability of Proxy Materials is provided to shareholders in place of printed materials for the upcoming Annual Meeting of Shareholders. You will not receive a printed copy of the proxy materials unless you request one by following the instructions above.

In 2007, the Securities and Exchange Commission adopted a rule permitting companies to send shareholders a notice regarding the Internet availability of proxy materials rather than distribute printed proxy materials. Distributing these proxy materials via the Internet saves us the cost of printing, mailing and storing documents, and reduces the impact of the Annual Meeting on the environment.

This Notice contains specific information regarding the Annual Meeting, the proposals to be voted on at the Annual Meeting, and the Internet site where the proxy materials may be found. It is not a form for voting and should not be returned to the Company or Wells Fargo Shareowner Services. Please use the company and control numbers provided on the first page of this Notice to vote your shares at **www.eproxy.com/sce**.

The following email was sent on March 15, 2013 to Southern California Edison Company registered shareholders who previously requested emaildelivery of their proxy materials:

Subject: Southern California Edison 2013 Annual Meeting

Dear Southern California Edison CompanyShareholder:

The 2013 Annual Meeting of Shareholders will be held at 9:00 a.m. on Thursday,

April 25, 2013 at the Hilton Los Angeles/San Gabriel Hotel, San Gabriel, CA, 91776.

Our records indicate that you consented to receive your proxy materials over the Internet. This email provides the information you need to view the proxy materials online and vote your shares.

The Proxy Statement and 2012 Annual Report are available at www.edison.com/annualmeeting.

The Notice of Annual Meeting is included in the Proxy Statement.

You may use the Internet to vote your proxy 24 hours a day, 7 days a week, through 9:00 p.m. Pacific time on April 24, 2013. You will need the following important numbers to access the Internet voting site and vote your shares:

Your company number: 000
Your personal eleven-digit control number: 00000000000

If you receive more than one email, it means that your shares are held in more than one account.  Use the control numbers provided on each email to ensure that all of your shares are voted.

Thank you for your attention to this important matter.

Barbara E. Mathews

Vice President, Associate General Counsel,

Chief Governance Officer and Corporate Secretary